United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

the Securities Exchange Act of 1934

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PUBLIC STORAGE

(Name of Registrant as Specified in Its Charter)

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Public Storage
Public Storage
4900

PROXY STATEMENT

2018

Public Storage

PROXY STATEMENT 2018

701 Western Avenue

Glendale, California 91201-2349

March 16, 2018

Dear fellow shareholders:

We are pleased to invite you to attend our 2018 Annual Meeting of Shareholders on Wednesday, April 25, 2018 in Glendale, California.

We hope that you will attend the meeting in person. We encourage you to designate the proxies named on the proxy card to vote your shares even if you are planning to come. This will ensure that your common stock is represented at the meeting.

Our proxy materials are furnished to shareholders primarily over the Internet. We believe this process expedites the shareholders’ receipt of the materials, lowers the costs of the Annual Meeting and conserves natural resources.

Thank you for your continued support of Public Storage. We look forward to seeing you at our 2018 Annual Meeting.

Sincerely,

Ronald L. Havner, Jr.

Chairman and Chief Executive Officer

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

March 16, 2018

To our shareholders:

I invite you to attend the 2018 annual meeting of shareholders of Public Storage at 2:30 p.m. Pacific Daylight Time on April 25, 2018 at Hilton Los Angeles North/Glendale at 100 West Glenoaks Boulevard, Glendale, California 91201.

Items of Business

1.	To elect nine trustees to our board of trustees;

2.	To vote on an advisory resolution to approve executive compensation;

3.	To vote on amending the company’s Amended and Restated Declaration of Trust to allow shareholders to amend the company’s bylaws;

4.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2018; and

5.	To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

Record Date
Close of business on March 1, 2018.
Proxy Materials

The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K are available free of charge at www.envisionreports.com/psa.

  On behalf of the Board of Trustees,

  Lily Yan Hughes

  Senior Vice President,

  Chief Legal Officer and Corporate Secretary

Public Storage • 2018 Proxy Statement • i

Public Storage • 2018 Proxy Statement • ii

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all the information that you should consider. You should read the entire proxy statement carefully before voting. We intend to mail proxy materials to our shareholders on or about March 16, 2017.

VOTING MATTERS

Voting Matter	Board Recommendation	Vote Required

1. Election of Trustees	FOR each of the nominees	Majority of votes cast

2. Advisory Vote to Approve Executive Compensation	FOR	Non-binding votes

3. Amend Declaration of Trust	FOR	Majority of common shares outstanding

4. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Majority of votes cast

GOVERNANCE AND COMPENSATION POLICIES

Below presents a snapshot of our key governance and compensation policies.

☑ Annual Election of All Trustees	☑ Stock Ownership Requirements for Trustees

☑ Majority Voting for Trustees	☑ Stock Ownership Requirements for Executives

☑ Lead Independent Trustee	☑ Clawback in Equity Plan

☑ Regular Executive Sessions of Trustees	☑ Anti-Short-Sale and Anti-Pledging Policies

☑ Annual Board and Committee Self-Evaluations	☑ No Stockholder Rights Plan (poison pill)

☑ Code of Conduct for Employees and Trustees	☑ No Employment Agreement with Officers

☑ Code of Ethics for Senior Financial Executives	☑ Majority of Executive Compensation is “At-Risk”

Public Storage • 2018 Proxy Statement • 3

SNAPSHOT OF BOARD COMPOSITION

Below is a snapshot of the expected composition of our Board of Trustees immediately following the 2018 annual meeting assuming the election of the nine (9) nominees named in the proxy statement.

We also have a mandatory retirement age of 73 for trustees to facilitate Board refreshment.

Public Storage • 2018 Proxy Statement • 4

COMMITMENT TO COMPANY DIVERSITY

We have achieved a high level of diversity at all levels, as can be seen in the December 31, 2017 statistics highlighted below.

Public Storage • 2018 Proxy Statement • 5

ENVIRONMENTAL STEWARDSHIP AND SUSTAINABILITY

We have implemented many long-term energy efficiency and sustainability initiatives highlighted below.

•  $20 Million + Investment for conversion of 1,500 properties to LED lighting since 2013.

•  “On Demand” Controls for “just in time” lighting to minimize energy consumption.

•  Limit Heating in the winter to 50 degrees.

•  Limit Cooling in the summer to 80 degrees.

•  5,500+ Higher Efficiency HVAC replaced since 2012, 500+ planned for 2018.

•  Install “Cool Roofs” to reduce energy consumption by up to 20%.

•  Plant Native Landscape to use less water.

•  Install Retention/Detention Ponds to reduce flooding and erosion of stream banks.

•  Recycled over 3,000 Tons, saving 35,900 trees and diverting 10,400 cubic yards from landfills.*

•  Saved 210,600 Trees and diverted 40,900 cubic yards from landfills, saved 87 million gallons of water, and 49 million kilowatts in the last four years by selling packaging materials made from 100% recycled paper.*

*As estimated by our third-party vendors using calculations based on industry averages and studies from the U.S. Department of Energy and the U.S. Environmental Protection Agency.

Public Storage • 2018 Proxy Statement • 6

2017 BUSINESS HIGHLIGHTS

Public Storage delivered solid results in 2017 under the leadership of our chief executive officer (CEO) Ron Havner and the company’s senior management, supported by the oversight of our Board.

We continue to strengthen our “fortress” balance sheet and grow free cash flow per share on a long-term, sustainable basis.

*Refer to the Company’s 2017 Annual Report on Form 10-K for information regarding U.S. same store revenues. Refer to Appendix A to this proxy statement for reconciliations and other information.

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PAY FOR PERFORMANCE HIGHLIGHTS

We pay our executive officers for performance to create long-term shareholder value.

* Refer to Appendix A to this proxy statement for reconciliations and other information.

Public Storage • 2018 Proxy Statement • 8

CEO’s 2017 COMPENSATION IS ALIGNED

WITH HIS MULTI-YEAR PERFORMANCE

In assessing Mr. Havner’s performance, the Compensation Committee and the Board considered his achievements holistically against business results and his performance in leading Public Storage over a sustained period, including strong performance in 2017.

As illustrated in the charts below, Mr. Havner’s total compensation for 2017 was aligned with our company’s performance by important measures aligned with our shareholders over the last five years.*

* Refer to Appendix A to this proxy statement for reconciliations and other information.

Public Storage • 2018 Proxy Statement • 9

Proposal 1:

Election of Trustees

Our Board has nominated nine trustees, who, if elected by shareholders at our annual meeting, have agreed to serve until next year’s annual meeting. All nominees are currently trustees.

RECOMMENDATION: Vote FOR all nominees

Public Storage • 2018 Proxy Statement • 10

PROPOSAL 1

ELECTION OF TRUSTEES

EXECUTIVE SUMMARY

Our Board has nominated nine trustees for election at this year’s annual meeting to hold office until the next annual meeting.

All of the nominees are currently trustees and were elected to the Board by our shareholders at our 2017 annual meeting. Each of the nine nominees has agreed to be named in this proxy statement and to serve if elected. We expect all of the nominees to attend our 2018 annual meeting.

If any of our nominees become unavailable to stand for election, the proxies named on the proxy card intend to vote your Common Stock for the election of any substitute nominee proposed by the Board of Trustees.

We believe that each nominee has the skills, experience and personal qualities the Board seeks in its trustees and that the combination of these nominees creates an effective Board that functions well and serves the best interests of Public Storage and our shareholders.

The Board is responsible for overseeing management and providing sound governance on behalf of our shareholders. Risk management oversight is a key priority.

The Board carries out its responsibilities through highly capable trustees, including our Lead Independent Trustee, a strong committee structure and adherence to our corporate governance principles.

BOARD EVALUATIONS

AND NOMINATIONS

In our annual Board evaluation and nomination process, the Nominating/Corporate Governance Committee (Governance Committee) evaluates our trustees in light of current needs of the Board and the company. In addition, during the course of the year, the committee discusses Board succession and reviews potential candidates. The Governance Committee has not retained a third party to assist in identifying potential nominees, but it has the discretion to do so.

Our annual process involves assessments at the Board, Board Committee, and individual trustee levels under the direction of the Governance Committee Chair. This process assists the Board on who it should nominate to stand for election based on current company and Board needs. In addition, the Governance Committee’s Board candidate nomination process includes the continual evaluation of potential new candidates for Board membership, which it takes into consideration when recommending to the Board a slate of nominees for election at each annual meeting of shareholders.

To facilitate Board refreshment, our governance guidelines further provide that trustees will not be nominated or appointed to the Board if they are 73 years or older on the first day of their term of service. Term limits on trustees’ service have not been instituted.

BOARD QUALIFICATIONS

The Governance Committee has developed a matrix of skills to assess the qualifications of trustee candidates, including:

(a) diversity enhancing qualities – age, remaining time until mandatory retirement age, gender and diverse background;

Public Storage • 2018 Proxy Statement • 11

(b) core trustee attributes – independence, high integrity and ethical standards, public company service, risk management experience, understanding or experience with complex public companies or like organizations, and ability to work collegially and collaboratively with other trustees and management; and

(c) skills such as financial literacy, industry experience, operational management experience, capital markets/banking expertise, corporate governance, real estate, tax, senior executive experience, and other expertise that may be important for the company’s strategies.

The Governance Committee considers all these relevant attributes of each Board candidate, including their professional skills, experience and knowledge, and gender, race, ethnicity, nationality and background, with the goal of putting forth a diverse slate of candidates with a combination of skills, experience, and personal qualities that will serve the Board and its committees, our company, and our shareholders well.

BOARD FOCUS ON DIVERSITY

Board succession and an appropriate balance of refreshment and experience, including diversity, is a focus of the Governance Committee and the Board. Our Board reflects diverse perspectives, including a complementary mix of skills, experience and backgrounds, which we believe is paramount to our ability to represent the interests of all shareholders.

Our trustees, two-thirds of whom are independent, have a broad range of experience in varying fields, including finance, real estate, financial reporting, banking, international affairs, and governance. A majority of our trustees hold or have held directorships at other U.S. public companies. Four of our trustees, in addition to our CEO, have served as chief executive officers, and all have demonstrated superb leadership and intellectual and analytical skills gained from deep experience in management, finance and corporate governance. Two of our current trustees are women, including our most recently elected trustee, Leslie S. Heisz, a retired Managing Director of Lazard Frères & Co. Further, 45% of our current trustees are age 60 or younger. Additionally, our Chairman and CEO has also provided meaningful in-person opportunities for the Board to interact with key members of management beyond our executive officers on a quarterly basis.

Fifty percent of our current executive officers are diverse based on gender or ethnicity (which includes our Chief Financial Officer and Chief Legal Officer). Similarly, over 50% percent of our 5,600 employees are diverse based on ethnicity and over 70% of our employees are female.

Our Board recognizes the importance of diversity across the company including on the Board, and supports management’s efforts to enhance all aspects of diversity throughout the company.

Public Storage • 2018 Proxy Statement • 12

NOMINEE QUALIFICATIONS

The Board has nominated nine incumbent trustees, six of whom are independent. The Board believes that our trustee nominees provide Public Storage with the combined skills, experience, and personal qualities needed for an effective and engaged Board. We recommend that you vote FOR each nominee.

Nominees	Age	Principal Business Background	Trustee Since	Committee Membership

Ronald L. Havner, Jr.	60	Chairman and Chief Executive Officer of Public Storage	2002

Tamara Hughes Gustavson	56	Real Estate Investor; Philanthropist	2008

Uri P. Harkham (Independent Trustee)	69	Chief Executive Officer of Harkham Family Enterprises	1993	Compensation

Leslie S. Heisz (Independent Trustee)	57	Retired Managing Director of Lazard Frères & Co.	2017	Audit and Governance

B. Wayne Hughes, Jr.	58	Founder of American Commercial Equities, LLC	1998

Avedick B. Poladian (Independent Trustee)	66	Retired Executive Vice President and Chief Operating Officer of Lowe Enterprises, Inc.	2010	Audit (Chair) and Governance

Gary E. Pruitt (Lead Independent Trustee)	68	Retired Chairman and Chief Executive Officer of Univar N.V.	2006	Audit and Governance

Ronald P. Spogli (Independent Trustee)	69	Co-Founder of Freeman Spogli & Co.; Former Ambassador to the Italian Republic and the Republic of San Marino	2010	Governance (Chair) and Compensation

Daniel C. Staton (Independent Trustee)	65	Chairman and Managing Director of Staton Capital LLC	1999	Compensation (Chair) and Audit

Public Storage • 2018 Proxy Statement • 13

Ronald L. Havner, Jr., 60

Trustee since 2002

Chairman and CEO of Public Storage

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Extensive leadership experience
●	Extensive company and industry knowledge

Mr. Havner has been Chairman and Chief Executive Officer of Public Storage since August 2011 and November 2002, respectively. Mr. Havner joined Public Storage in 1986 and has held a variety of senior management positions. As previously disclosed, effective January 1, 2019, Mr. Havner will step down from his position as CEO. He will remain Chairman of the Board.

Mr. Havner has been Chairman of the Board of Public Storage’s affiliate, PS Business Parks, Inc. (PS Business Parks) since March 1998. Mr. Havner also serves as a director of AvalonBay Communities, Inc. (NYSE: AVB) and will serve as director of California Resources Corp. (NYSE: CRC) through the end of his current term ending May 10, 2018. Mr. Havner was the 2014 Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT).

Mr. Havner’s qualifications for the Board include his extensive leadership experience and company and industry knowledge. As the only trustee who is also a member of the Public Storage executive management team, Mr. Havner provides management’s perspective in Board discussions about the operations and strategic direction of the company.

In considering the nomination of Mr. Havner for re-election to the Board, the Governance Committee and the Board considered each of the qualifications above, including Mr. Havner’s experience in having served as our Chairman since 2011, our Chief Executive Officer since 2002, and as Chairman and former Chief Executive Officer of PS Business Parks, in which we own a 42% interest.

Tamara Hughes Gustavson, 56

Trustee since 2008

Real Estate Investor; Philanthropist

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Previous experience at the company
●	Ongoing investment and charitable board experience

Ms. Gustavson joined the Board in November 2008. She was previously employed by Public Storage from 1983 to 2003, serving most recently as Senior Vice President, Administration. During the past six years, Ms. Gustavson has supervised her personal business investments and engaged in charitable activities. Ms. Gustavson also serves on the Board of Trustees of the William Lawrence and Blanche Hughes Foundation and the Board of Trustees of the University of Southern California. Ms. Gustavson is our largest single shareholder and a member of the Hughes family (the Hughes Family) that collectively owns approximately 14.3% of the company’s Common Stock. She is the sister of B. Wayne Hughes, Jr., also a trustee, and the daughter of B. Wayne Hughes, Chairman Emeritus and the company’s Co-Founder.

Ms. Gustavson’s qualifications for election to the Board include her previous managerial experience at Public Storage and her ongoing investment and charitable board experience. In addition, as the largest individual shareholder of the company, Ms. Gustavson provides the Board with a shareholder’s perspective in Board discussions about the operations and strategic direction of the company.

Public Storage • 2018 Proxy Statement • 14

Uri P. Harkham, 69

Trustee since 1993

Compensation Committee Member

CEO of Harkham Family Enterprises

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Extensive experience in the real estate industry
●	Knowledge of international business operations

Mr. Harkham joined the Board in March 1993. Since 1978, Mr. Harkham has been the Chief Executive Officer of Harkham Family Enterprises, a real estate firm specializing in buying and rebuilding retail and mixed use real estate throughout Southern California. Until his retirement in 2011, Mr. Harkham was also President and Chief Executive Officer of Harkham Industries, which specialized in the design, manufacture and marketing of women’s clothing under its four labels, Harkham, Hype, Jonathan Martin and Johnny Martin, since its organization in 1974. Mr. Harkham still serves as a consultant in the retail and fashion industry.

Mr. Harkham’s qualifications for election to the Board include his extensive real estate experience and experience with consumer businesses. He also brings to the Board his leadership experience as the Chief Executive Officer of Harkham Industries and Harkham Family Enterprises and his knowledge of international business operations.

Leslie S. Heisz, 57

Trustee since 2017

Audit and Governance Committees Member

Retired Managing Director of Lazard Frères

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Business expertise across a number of industries
●	Extensive public company board experience

Ms. Heisz joined the Board in February 2017. Ms. Heisz is an experienced investment banking and finance executive. Ms. Heisz joined Lazard Frères & Co. in 2003 as a senior advisor and served as a managing director from 2004 through April 2010, providing strategic financial advisory services for clients in a variety of industries. Ms. Heisz was previously a managing director of Dresdner Kleinwort Wasserstein and its predecessor for six years, specializing in mergers and acquisitions, as well as leveraged finance, and leading the Gaming and Leisure Group and the Los Angeles office.

Ms. Heisz has been a member of the Board of Directors of Kaiser Permanente since January 2015 and Edwards Lifesciences (NYSE: EW) since July 2016. She previously served on the Boards of Directors of Ingram Micro Inc. (NYSE: IM), Towers Watson (NASDAQ: WLTW), HCC Insurance Holdings, Inc. and International Game Technology (NYSE: IGT).

Ms. Heisz qualifies as one of the company’s Audit Committee financial experts. Her qualifications for election to the Board also include her diverse business expertise across a number of industries, including deep finance and strategic advisory skills. She has also had extensive corporate governance experience serving on many public company boards.

Public Storage • 2018 Proxy Statement • 15

B. Wayne Hughes, Jr., 58

Trustee since 1998

Founder of American Commercial Equities, LLC

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Extensive experience in the real estate industry
●	Active role in Hughes Family real estate investment activities

Mr. Hughes, Jr. joined the Board in January 1998. He was employed by Public Storage from 1983 to 2002, serving as Vice President–Acquisitions of Public Storage from 1992 to 2002.

Mr. Hughes, Jr. is the founder and an officer of American Commercial Equities, LLC and its affiliates, companies engaged in the acquisition and operation of commercial properties in California. He is the brother of Tamara Hughes Gustavson, also a trustee, and the son of B. Wayne Hughes, Chairman Emeritus and the company’s Co-Founder. The Hughes Family together owns approximately 14.3% of the company’s Common Stock.

Mr. Hughes, Jr.’s qualifications for election to the Board include his extensive experience in the real estate industry, including previous management experience at Public Storage. He continues to play an active role in family real estate investment activities and brings that expertise to Board discussions.

Avedick B. Poladian, 66

Trustee since 2010

Audit Committee (Chair) and Governance Committee Member

Retired EVP and COO of Lowe Enterprises

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Accounting and financial expertise and other public company board experience
●	Extensive knowledge of the real estate industry

Mr. Poladian joined the Board in February 2010. From 2007 to the end of 2016, Mr. Poladian held the positions of Executive Vice President and Chief Operating Officer for Lowe Enterprises, Inc., a diversified national real estate company that he joined in 2003. Mr. Poladian was with Arthur Andersen from 1974 to 2002 and is a certified public accountant (inactive).

He serves as a director of two funds managed by Western Asset Management Funds, a director of Occidental Petroleum Corporation (NYSE: OXY), and a director of California Resources Corp. (NYSE: CRC). Mr. Poladian is also a member of the Board of Councilors of the USC Sol Price School of Public Policy, the Board of Advisors of the Ronald Reagan UCLA Medical Center and the YMCA of Metropolitan LA.

Mr. Poladian qualifies as one of the company’s Audit Committee financial experts and provides the Board expert perspective in financial management and analysis. Having served in a senior management position at one of the world’s largest accounting firms, combined with his experience as COO and CFO of a diversified real estate company, Mr. Poladian has extensive knowledge of the real estate industry and key business issues. Through his experience with other public companies, Mr. Poladian brings valuable insight into our business and corporate governance.

Public Storage • 2018 Proxy Statement • 16

Gary E. Pruitt, 68

Lead Independent Trustee

Trustee since 2006

Audit and Governance Committees Member

Retired Chairman and Chief Executive Officer of Univar N.V.

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Leadership as Chairman and CEO
●	Accounting and financial expertise and other public company board experience

Mr. Pruitt joined the Board in August 2006 in connection with the merger of Shurgard Storage Centers, Inc. with Public Storage. Mr. Pruitt retired as Chairman of Univar N.V. (Univar) (NYSE: UNVR), a chemical distribution company based in Bellevue, Washington, with distribution centers in the United States, Canada and Europe in 2010 and retired as Chief Executive Officer in October 2009. He joined Univar in 1978. Previously, Mr. Pruitt was a chartered accountant with Arthur Andersen from 1973 through 1977. Mr. Pruitt is a member of the Board of Directors of PS Business Parks (NYSE: PSB) and Itron, Inc. (NASDAQ: ITRI), a global technology company. Mr. Pruitt is a past Board member of Esterline Technologies Corp. (NYSE: ESL), a specialized manufacturing company.

Mr. Pruitt’s qualifications for election to the Board include his leadership and financial experience as Chairman and Chief Executive Officer of a multi-national company and all the business attributes required of that position, along with operational and manufacturing expertise through his other positions held with Univar. Mr. Pruitt’s public accounting financial background qualifies him as financial expert and provides the Board expert perspective in financial management and analysis. With his other public company board experience, Mr. Pruitt also provides strategic and global perspectives on our business.

Ronald P. Spogli, 69

Trustee since 2010

Governance Committee (Chair) and Compensation Committee Member

Co-Founder of Freeman Spogli & Co.

Former Ambassador to the Italian Republic and the Republic of San Marino

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Broad ranging investment banking and executive experience
●	Experience in government and international relations

Mr. Spogli joined the Board in February 2010. Mr. Spogli co-founded Freeman Spogli & Co. (Freeman Spogli), a private investment firm, in 1983. He served as the United States Ambassador to the Italian Republic and the Republic of San Marino from August 2005 until February 2009.

Mr. Spogli is a trustee of Stanford University and of the J. Paul Getty Trust, a director of Grandpoint Capital Inc., a bank holding company, a member of the Board of Directors of the Center for American Studies in Rome, and a member of the Board of Directors of White Bridge Investments, an Italian investment company.

Mr. Spogli’s qualifications for election to the Board include his broad-ranging board and executive responsibilities for a variety of companies engaged in consumer businesses in which the firm of Freeman Spogli has investments. In addition, Mr. Spogli’s experience in government and international relations provides helpful insight in the European countries where Public Storage has investments.

Public Storage • 2018 Proxy Statement • 17

Daniel C. Staton, 65

Trustee since 1999

Compensation Committee (Chair) and Audit Committee Member

Chairman and Managing Director of Staton Capital LLC

TRUSTEE QUALIFICATION HIGHLIGHTS:

●	Extensive experience in the real estate industry
●	Leadership, operational and financial experience

Mr. Staton joined the Board in March 1999. Mr. Staton is Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Staton founded Staton Capital LLC, an investment and venture capital firm, in 2003 and serves as Chairman and Managing Director. He has served as Chairman and Director of Armour Residential REIT (NYSE: ARR) (Armour) since 2009 and served as President and Chief Executive Officer of Enterprise Acquisition Corp. from its inception in 2007 until its merger with Armour. Mr. Staton has also served as Chairman of the Board of Javelin Mortgage Investment Corp (NYSE: JMI) (Javelin), a mortgage REIT, since 2012 until its merger with Armour.

Mr. Staton’s qualifications for election to the Board include his extensive real estate industry experience. He also brings his leadership, operational and financial experience as Chairman of Armour to the Board. Mr. Staton’s extensive financial investment experience qualifies him as one of the company’s Audit Committee financial experts. With his other public company board experience, Mr. Staton also provides strategic and operational perspectives on our business.

Public Storage • 2018 Proxy Statement • 18

CORPORATE

GOVERNANCE

GOVERNANCE STRUCTURE

Our Board oversees the CEO and other senior management in the operation of Public Storage to assure that the long-term interests of shareholders are served. To satisfy the Board’s duties, we expect our trustees to take a proactive, focused approach to their positions.

Our governance structure is designed to foster principled actions, informed and effective decision-making, and appropriate monitoring of both compliance and performance. Our key governance documents, including our Corporate Governance Guidelines and Code of Conduct, Code of Ethics and committee charters are available at the “Investor Relations” section of our website, publicstorage.com, or by writing to Public Storage, 701 Western Avenue, Glendale, California 91201-2349, Attention: Corporate Secretary. We will disclose any amendments or waivers to the Code of Ethics on our website and in accordance with SEC and NYSE requirements.

PROXY ACCESS

In February 2018, our Board amended and restated our bylaws to provide for proxy access, thereby giving our shareholders an even greater voice in trustee elections. The amendment provides that a shareholder, or a group of up to 20 shareholders, owning at least 3% of the Company’s outstanding common stock continuously for at least 3 years, may include in our proxy materials trustee nominees constituting up to the greater of two trustees or 20% of the number of trustees on the Board, provided that the shareholder and the nominees satisfy the eligibility requirements in our bylaws.

Proxy access will first apply with respect to the Company’s 2019 Annual Meeting.

BOARD LEADERSHIP STRUCTURE

Our Board recognizes that one of its key responsibilities is to determine the optimal leadership structure to provide effective oversight of management. As a result, the Board does not have a policy as to whether the roles of Chairman and CEO are separated and believes that Public Storage shareholders are best served when the Board has flexibility to consider the relevant facts and circumstances when a Chairman is elected, to ensure that the Board leadership structure best reflects the needs of the company at that time.

As such, when B. Wayne Hughes, the company’s former Chairman and co-founder, retired as a result of having reached the mandatory retirement age for Board members, the Board determined to combine the roles of Chairman and CEO when it elected Ronald L. Havner, Jr. as Chairman in August 2011. The Board considered that many advantages of separating the roles of Chairman and CEO could be met in significant part by the appointment of a “Lead Independent Trustee.”

Mr. Havner will step down from his position as CEO effective January 1, 2019. The Board has determined that Mr. Havner shall remain as Chairman of the Board and thus as of January 1, 2019 the roles of Chairman and CEO will be separate.

Our Board established the position of Lead Independent Trustee in 2011 to provide for an independent leadership role on the Board when the roles of Chairman and CEO were combined.

We describe more fully the role of the Lead Independent Trustee in our Corporate Governance Guidelines. Among other things, the Lead Independent Trustee presides at all executive sessions of the non-management

Public Storage • 2018 Proxy Statement • 19

trustees and the independent trustees. Our Lead Independent Trustee is Gary Pruitt, who was re-appointed in 2017 to serve in that capacity for a three-year term expiring in November 2020. Mr. Pruitt will continue to serve as Lead Independent Trustee after the roles of Chairman and CEO are separated as of January 1, 2019.

CHAIRMAN EMERITUS

Following his retirement as Chairman, B. Wayne Hughes has continued to serve as Chairman Emeritus and Co-Founder, which enables the Board to continue to benefit from his wisdom, judgment, and experience. Pursuant to a consulting arrangement approved by the Compensation Committee and the disinterested trustees in March 2004, Mr. Hughes (1) agreed to be available for up to 50 partial days a year for consulting services, (2) receives compensation of $60,000 per year and the use of a company car and (3) is provided with the services of an executive assistant at the company’s headquarters. This consulting arrangement was extended in 2017 through December 31, 2018.

BOARD’S ROLE IN RISK OVERSIGHT

Our Board is responsible for overseeing our company-wide approach to major risks and our policies for assessing and managing these risks. Oversight for certain specific risks falls under the responsibilities of our Board committees.

•	The Audit Committee focuses on financial and other risks, including reputational, legal and IT risks relating to the company.

•	The Compensation Committee focuses on risks related to our compensation program, including evaluating appropriate compensation incentives relating to compensation of our executives and employees.
•	Oversight of Compensation Risks. The Compensation Committee annually considers a report from management concerning its review of potential risks related to compensation policies and practices applicable to all employees. Most recently, in February 2018, the Compensation Committee considered the annual report and also considered and discussed with management management’s conclusion that the company’s compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

•	In connection with preparing the report for the Compensation Committee’s consideration, members of our senior management team, including our Chief Executive Officer and Senior Vice President Human Resources, reviewed the target metrics for all of our employee incentive compensation plans. At the completion of the review, management and the Compensation Committee concluded that our incentive compensation plans did not create undue risks for the company. As such, we believe there is little motivation or opportunity for employees to take undue risks to earn incentive compensation awards.

•	The Governance Committee focuses on risks associated with succession planning, corporate governance and Board effectiveness.

The committees regularly advise the full Board of their oversight activities. Critical components of our risk oversight framework include regular communication among the Board and our executive management team, and our management and operations teams to identify, assess and manage risk.

Our Board and Board committees regularly receive presentations from management on potential and perceived risks to the business. Additionally, all trustees have access to members of management if a trustee wishes to follow up on items discussed outside of the Board or committee meeting.

Public Storage • 2018 Proxy Statement • 20

BOARD ORIENTATION AND EDUCATION

Each new trustee participates in an orientation program and receives materials and briefings concerning our business, industry, management and corporate governance policies and practices. We provide continuing education for all trustees through board materials and presentations, discussions with management and the opportunity to attend external board education programs. In addition, all Board members have access to resources of the National Association of Corporate Directors through a company membership.

TRUSTEE INDEPENDENCE

We require that a majority of the Board be independent in accordance with NYSE rules. To determine whether a trustee is independent, the Board must affirmatively determine that there is no direct or indirect material relationship between the company and the trustee.

•	Two-thirds of the Board is independent. The Board has determined that all of our trustees, other than our chairman, Mr. Havner, and Ms. Hughes Gustavson and Mr. Hughes, are independent. The Board reached this determination after considering all relevant facts and circumstances, responses to trustee questionnaires and considering transactions and relationships, if any, between us, our affiliates, our executive officers and their affiliates, and each of the trustee and applicable affiliates.

•	Audit, Governance and Compensation Committees are 100% independent. The Board also determined that all members of the Audit, Governance, and Compensation Committees of the Board are independent in accordance with NYSE and Securities and Exchange Commission (SEC) rules.

•	Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee: (i) was, during the year ended December 31, 2017, or had previously been, an officer or employee of the company or (ii) had any material interest in a transaction with the company or a business relationship with, or any indebtedness, to the company. No interlocking relationships existed during the year ended December 31, 2017, between any member of the Board or the Compensation Committee and an executive officer of the company.

COMMUNICATIONS WITH THE BOARD

We appreciate your input. Shareholders and interested parties can communicate with any of the trustees, individually or as a group, by writing to them in care of Corporate Secretary, Public Storage, 701 Western Avenue, Glendale, California 91201-2349. We will forward each communication intended for the Board and received by the Corporate Secretary related to the operation of the company and not otherwise commercial in nature to the specified party following its clearance through normal security procedures.

TRUSTEE ATTENDANCE

The Board held five meetings in 2017, including telephonic meetings, and all of the trustees attended 75% or more of the aggregate number of Board and applicable committee meetings on which he or she served during 2017 (held during the periods they served). We do not have a policy regarding trustees’ attendance at the annual meeting of shareholders, but trustees are encouraged to attend. All of our trustees attended the annual meeting last year.

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BOARD COMMITTEES

The three standing committees of the Board are Audit, Governance, and Compensation. The Board has determined that each member of the Audit, Governance, and Compensation Committees is an independent trustee in accordance with NYSE rules.

Each committee has a charter, which generally states the purpose of the committee and outlines the committee’s structure and responsibilities. The committees must review the adequacy of their charter on an annual basis. The current membership information for our Board committees is as follows:

  Audit Committee

Members: Avedick B. Poladian (Chair), Leslie S. Heisz, Gary E. Pruitt and Daniel C. Staton

Number of Meetings in 2017: 5

●	Oversees the financial accounting and reporting processes of the company.

●	Oversees financial and other risks relating to the company.

●	Monitors: (i) the integrity of our financial statements; (ii) our compliance with legal regulatory requirements); (iii) our public accounting firm’s qualifications and independence; and (iv) the performance of our internal audit function and public accountants.

●	Responsible for the appointment, compensation, and oversight of our independent registered public accounting firm.

●	All four members of our Audit Committee qualify as financial experts and as independent within the meaning of the rules of the SEC and NYSE.

  Governance Committee

Members: Ronald P. Spogli (Chair), Leslie S. Heisz, Avedick B. Poladian and Gary E. Pruitt

Number of Meetings in 2017: 4

●	Reviews and makes recommendations to the Board on Board organization and succession.

●	Assists the Board in evaluating the performance of the Board and its committees.

●	Conducts preliminary review of trustee independence.

●	Reviews and makes recommendations for committee appointments to the Board.

●	Identifies individuals qualified to become Trustees and proposes to the Board a slate of nominees for election to the Board.

●	Assesses and makes recommendations to the Board on corporate governance matters.

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●	Develops and assesses the adequacy of the Corporate Governance Guidelines on an ongoing basis and recommends any changes to the Board.

●	Periodically evaluates trustee compensation and recommends to the Board any changes in trustee compensation.

●	Oversees trustee orientation.

  Compensation Committee

  Members: Daniel C. Staton (Chair), Uri P. Harkham, Ronald P. Spogli

  Number of Meetings in 2017: 1

●	Evaluates, either as a committee or together with other independent trustees, our CEO’s performance and sets the CEO’s compensation level based on this evaluation, including incentive and equity-based compensation plans.

●	Sets the amount and form of compensation for the executive officers who report to the CEO.

●	Administers the company’s equity and incentive compensation plans.

●	Reviews and discusses with management the Compensation Discussion and Analysis (the CD&A) to be included in the proxy statement and to recommend to the Board inclusion of the CD&A in the company’s Annual Report on Form 10-K and annual proxy statement.

●	Provides a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the company’s annual proxy statement.

●	Produces the Compensation Committee Report for inclusion in the company’s annual proxy statement.

●	Reviews with management management’s annual assessment of potential risks related to compensation policies and practices applicable to all employees.

●	Oversees the advisory shareholder votes on the company’s executive compensation programs and policies and the frequency of such votes, and evaluates the Compensation Committee’s performance annually.

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COMPENSATION OF TRUSTEES

Members of the Board who are not also Public Storage employees (non-management trustees) receive compensation for their service. The Board determines the form and amount of compensation for non-management trustees after consideration of the recommendation of either the Compensation Committee or the Governance Committee. The Board has approved the mix of cash and equity compensation described below.

Cash Retainers. Retainers are paid quarterly in cash and are pro-rated when a trustee joins the Board (or in the case of the Lead Independent Trustee, when an appointment is made) other than at the beginning of a calendar year. Below are the annual retainers that non-management trustees were entitled to receive during 2017 for Board service:

Compensation	Amount
Board member	$120,000
Lead Independent Trustee supplemental retainer	$20,000
Audit Committee Chair’s supplemental retainer	$10,000
Other standing Committee Chairs’ supplemental retainer	$5,000
Committee Member	$7,500

Equity Awards. Each new non-management trustee is, upon the date of his or her initial election by the Board or the shareholders to serve as a trustee, granted a non-qualified stock option to purchase 15,000 shares of Common Stock at an exercise price equal to the closing price for the Common Stock on the NYSE on such date, which vests in three equal annual installments based on continued service.

Annually, each non-management trustee receives a non-qualified stock option to acquire 5,000 shares of Common Stock, which vests in three equal annual installments based on continued service. The annual grants are made immediately following the annual meeting of shareholders at an exercise price equal to the closing price for the Common Stock on the NYSE on such date.

TRUSTEE STOCK OWNERSHIP GUIDELINES

The Board implemented stock ownership guidelines effective March 17, 2015. We expect each trustee to beneficially own Common Stock equal in market value to a specified multiple of his or her annual base salary or annual cash retainer, as applicable. The guideline for each non-management trustee is three times the annual cash retainer, or $360,000. Each non-management trustee has five years from the date of election to attain his or her ownership target. Only shares of Common Stock owned by the non-management trustee, shares of Common Stock owned jointly by him/her and his/her spouse, shares owned by his/her spouse or beneficially for his/her children or in a 401(k) Plan are counted for determining compliance with these guidelines. We do not count unvested time-based restricted stock units (RSUs) and in-the-money value of vested options for determining compliance with these

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guidelines. The Governance Committee administers these stock ownership guidelines and may modify their terms and grant hardship exceptions in its discretion. As of the date of this proxy statement, all of our non-management trustees who have served for five years or more exceeded his/her stock ownership requirement.

TRUSTEE COMPENSATION IN FISCAL 2017

The following table presents the compensation provided by the company to our non-management trustees for the fiscal year ended December 31, 2017:

Trustee (1)	Fees earned or paid in cash	Option Awards (2), (3)	Total
Tamara Hughes Gustavson	$ 120,000	$ 107,900	$ 227,900
Uri P. Harkham	$ 127,500	$ 107,900	$ 235,400
Leslie S. Heisz	$ 112,179	$ 323,700	$ 435,879
B. Wayne Hughes, Jr.	$ 120,000	$ 107,900	$ 227,900
Avedick B. Poladian	$ 146,250	$ 107,900	$ 254,150
Gary E. Pruitt (Lead Independent Trustee)	$ 155,000	$ 107,900	$ 262,900
Ronald P. Spogli	$ 138,750	$ 107,900	$ 246,650
Daniel C. Staton	$ 140,000	$ 107,900	$ 247,900

(1)	Ronald L. Havner, Jr., our Chairman and Chief Executive Officer, does not receive any compensation for his service as a trustee.

(2)	Reflects the fair value of the grant on April 26, 2017 of stock options to acquire 5,000 shares of Common Stock and the grant to Leslie S. Heisz on February 23, 2017 of stock options to acquire 15,000 shares of Common Stock upon becoming a member of the company’s Board. For a more detailed discussion of the assumptions used in the calculation of these amounts, refer to Note 10 to the company’s audited financial statements for the fiscal year ended December 31, 2017 included in the company’s Annual Report on Form 10-K.

(3)	As of December 31, 2017, each non-management trustee on such date had the following number of options outstanding: Tamara Hughes Gustavson: 60,000, of which 49,999 are fully vested and exercisable; Uri P. Harkham: 33,000, of which 22,999 are fully vested and exercisable; Leslie S. Heisz: 20,000 of which -0- are fully vested and exercisable; B. Wayne Hughes, Jr.: 45,000, of which 34,999 are fully vested and exercisable; Avedick B. Poladian: 55,000, of which 44,999 are fully vested and exercisable; Gary E. Pruitt: 45,000, of which 34,999 are fully vested and exercisable; Ronald P. Spogli: 30,000, of which 19,999 are fully vested and exercisable; and Daniel C. Staton: 31,667, of which 21,666 are fully vested and exercisable.

The Board recommends voting FOR all trustee nominees.

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Proposal 2:

Advisory vote to approve

executive compensation

Approve the company’s compensation practices and principles and their implementation for 2017 for the company’s named executive officers (our NEOs) as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in this proxy statement.

RECOMMENDATION: Vote FOR executive compensation approval

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Proposal 2

Advisory vote to approve executive compensation

ADVISORY VOTE

We provide our shareholders the opportunity to vote on the compensation program for our named executive officers (our NEOs) through a non-binding annual advisory vote (known as the “Say-on-Pay” proposal).

At our 2017 Annual Meeting, almost 95% of the shares voting approved our executive compensation. Our Compensation Committee believes these votes affirm shareholder support of the company’s executive compensation program and accordingly made no significant changes for 2017.

We believe our compensation program for NEOs helped drive strong performance in our business in 2017. Our total shareholder return (TSR) beat the NAREIT Equity Index for the five-year, 10-year and 15-year periods, and the S&P 500 indices for the 10-year and 15-year periods, ending December 31, 2017, averaging 14.4% in total annual return since 1997.

Although the Say-on-Pay vote is advisory and nonbinding, the Compensation Committee values the opinions of the company’s shareholders and will continue to consider the outcome of the vote when making future compensation decisions.

The Board recommends a vote FOR approval

of our executive compensation as described in this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This CD&A provides a detailed description of our executive compensation philosophy and objectives, the compensation decisions made, and the performance metrics and other relevant factors the Compensation Committee used in making those decisions.

COMPENSATION PHILOSOPHY

Our compensation philosophy is designed to promote a well-governed approach to compensation, including pay practices that attract and retain exceptional executives and align the interests of management with the interests of our shareholders to create long-term shareholder value. The following key features of our compensation program reflect our philosophy:

What We Do	What We Don’t Do

   Align pay with performance by putting a substantial portion of our NEOs’ compensation “at risk.” Over 85% of 2017 NEO compensation was tied to achievement of performance goals that are key drivers of our success.

   Promote retention and increase long-term shareholder value. Equity award grants to NEOs vest over eight years.

   Mitigate undue risk in our executive compensation program. Financial targets for bonuses are based on multiple metrics to avoid inordinate focus on any particular metric. We do not establish any earnings targets for cash bonus awards and do not give earnings guidance to analysts. Bonus payments are capped at a maximum payout level.

   Stock ownership guidelines for executive officers. Our CEO exceeds the company’s minimum stock ownership guidelines of 5X annual base salary, and all of our other NEOs who have been with the company at least five years exceed his/her stock ownership requirement of 3X annual base salary. Unvested time-based RSUs and in-the-money value of vested options are NOT counted for determining compliance with these guidelines.

   Pay a high percentage of executive compensation in equity. Our NEOs receive a high percentage of their total compensation in equity, thus aligning their interests closely with our shareholders.

   Clawback of equity awards. Awards granted pursuant to our 2016 Plan are subject to mandatory repayment if the grantee is subject to any clawback requirement under applicable laws.

  No employment, “golden parachute” or severance agreements with our NEOs.

  No change to base salary or bonus in general, unless NEO is promoted or responsibilities change.

  No guaranteed bonus arrangements with our NEOs except in connection with new hires as inducement to attract the best candidates.

  No excessive perquisites. Except for perquisites that are available to employees generally such as contributions to the 401(k) Plan, the company does not offer perquisites to our NEOs.

  No repricing of stock options.

  No tax gross ups. The company does not provide “gross-ups” or other reimbursements of golden parachute or other taxes nor does it provide change in control benefits to its NEOs that are not available to other employees generally.

  No supplemental retirement plans. The company does not provide any nonqualified deferred compensation or supplemental retirement benefits to our NEOs, other than providing the opportunity to defer receipt of shares that otherwise would be paid on vesting of certain RSUs.

  No hedging against price fluctuations in the company’s securities is permitted.

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ELEMENTS OF EXECUTIVE COMPENSATION

Our executive compensation design is simple, effective and links pay to performance. We create shareholder value by driving financial performance and aligning the interests of our executive team with the interests of our shareholders. Main elements of our executive compensation program are as follows:

	Elements of Pay	Form	Links to Business and Talent Strategies
Fixed Pay	Base Salary	Cash

●   Customary, fixed element of compensation intended to attract and retain exceptional executives.

●   The Compensation Committee considers market data of comparable REITs and/or competitive conditions in the market, the individual’s performance and responsibilities, and its business judgment.

At-Risk Pay	Annual Incentives	Cash

●   Aligns pay with the achievement of short-term objectives.

●   Payouts based on achievement of annual financial and operational goals, with potential for upward or downward adjustment by the Committee to align pay with performance.

●   Actual bonus amounts are subject to the discretion of the Committee based on the collective business judgment of its members. The Committee has the discretion to award bonuses even if the performance targets are not met.

●   See “2017 Tax and Accounting Considerations – Section 162(m)” below for discussion on new legislation impacting the design of short-term bonus awards.

	Long-Term Incentives	RSUs

●   We emphasize long-term shareholder value creation with equity awards, giving NEOs an ongoing stake in the success of the business through RSUs, stock options, or a mix. Awards of equity motivate the NEOs and other employees to advance the interests of Public Storage and its shareholders.

●   Equity awards also help retain and motivate our NEOs because they vest in installments over multiple years, and thus the recipient may only realize the full potential value of the award to the extent he or she remains employed over that period.

●   Equity awards are generally granted only after annual performance reviews and after the Compensation Committee has determined that the applicable performance goals have been achieved, and subject to the discretion of the Committee.

●   Unlike stock options, RSUs retain some value even in declining markets, and may be particularly important to the company during difficult market conditions because of their value in retaining executive talent at times when we may need it most.

	Long-Term Incentives	Stock Options

●   Stock options have value only if the price of our Common Stock is greater than the exercise price of the option at the time of exercise.

●   Options help with retention because they vest over a multi-year period and achieve their maximum value only if the NEO remains in the company’s employ for a period of years.

●   Stock options are granted with an exercise price of not less than 100% of the fair market value of our Common Stock on the date of grant, which ensures that the executive does not profit from the option unless the price of our Common Stock increases after the grant date.

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COMPENSATION PROCESS

The Compensation Committee, which consists entirely of independent trustees, makes all final compensation decisions for our NEOs. The factors considered by the Compensation Committee include:

Shareholder Advisory Votes to Approve Executive Compensation. Our shareholders vote annually on our advisory “Say-on-Pay” proposal. At our 2017 Annual Meeting, almost 95% of the shares voting approved our executive compensation. The Compensation Committee believes this support demonstrates a strong alignment between our shareholders, our performance, and our executive compensation program and accordingly made no significant changes for 2017.

Compensation Surveys. Each component of compensation we pay to our NEOs — salary, cash bonuses and equity — is based on the Compensation Committee’s (and, for Mr. Havner, the independent trustees’, and for each NEO other than himself, Mr. Havner’s) subjective assessment of each individual’s role and responsibilities and consideration of market compensation.

The Compensation Committee considers market rates by reviewing public disclosures of compensation paid to senior executive officers by other companies (especially REITs) of comparable size and market capitalization. The Compensation Committee retained an independent compensation consultant, FW Cook, to prepare a market compensation survey in 2015, updated in 2016, for our NEOs. The study included compensation information from two peer groups of companies, one consisting of 15 REITs and the other consisting of 12 retail companies, as follows:

REIT Peers
American Tower	Welltower
AvalonBay Communities	Host Hotels & Resorts
Boston Properties	Prologis
Crown Castle	Simon Property Group
Equity Residential	Ventas
Essex Property Trust	Vornado Realty Trust
GGP	Weyerhaeuser
HCP

Retail Peers
AutoNation	Dollar Tree
AutoZone	Domino’s
Big Lots	Kohl’s
CarMax	O’Reilly Auto
Chipotle	Penske Auto
Dollar General	YUM! Brands

While market rates are considered, the Compensation Committee does not “benchmark” or specifically target certain levels of compensation.

Role of Board and Management. The Compensation Committee solicits the views of the Board on compensation of all NEOs, particularly for Mr. Havner.

Mr. Havner attends all meetings of the Compensation Committee at which (1) compensation of the other NEOs is discussed or (2) company-wide compensation matters, such as consideration of a new equity plan, are discussed. Mr. Havner does not vote on items before the Compensation Committee and is not present during the Committee’s discussion and determination of his compensation although his input is

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considered. For NEOs other than Mr. Havner, the Compensation Committee sets their base salaries, bonus and equity compensation after consideration of the recommendations from Mr. Havner.

2016 Plan. The Compensation Committee grants equity awards pursuant to the 2016 Plan approved by our Board and by the affirmative vote of more than 96% of votes cast by our shareholders at our 2016 Annual Meeting, with an effective date of April 25, 2016. All equity awards and incentive compensation granted on and subsequent to that date were made under the 2016 Plan and are subject to its terms and conditions.

2017 EXECUTIVE COMPENSATION PERFORMANCE HIGHLIGHTS

Public Storage continued to deliver strong financial performance over a sustained period of time, increasing Core FFO per share and free cash flow per share over the last eight years and U.S. same store revenue growth over the last five years.

Successful Execution of Strategy. The company achieved solid results in 2017 with focus on (i) growing U.S. same store revenues, funds from operations and free cash flow, (ii) increasing our share of the market and improving the quality of our product by acquiring and developing new and existing properties at attractive valuations, (iii) driving the volumes and penetration of our ancillary businesses and (iv) maintaining a conservative capital structure with a focus on cost control.

●	Our U.S. self-storage business generated strong organic growth for the sixth consecutive year. Same store revenue and self-storage net operating income (NOI) growth were 3.0% and 2.8%, respectively. In addition, our newer facilities that we acquired or developed over the past several years continued to generate strong revenue growth and occupancy gains;

●	Our ancillary businesses, which complement our U.S. self-storage business, continued to produce solid results due to increased tenant reinsurance premiums, customer volumes and solid execution;

●	We strengthened our market position by acquiring and developing 38 properties and redeveloping and expanding 12 properties in 2017 while maintaining an acquisition and development pipeline for future growth of approximately $600 million at the end of 2017;

●	We continue to maintain a “fortress” balance sheet. Even after issuing $1 billion in new unsecured senior notes, our debt to EBITDA ratio is still one of the lowest in our industry and in our history at 0.72 to 1; and

●	Dividends increased by 9.6% over 2016 levels, from $7.30 to $8.00 per share.

Superior Long-Term Total Shareholder Return. Our TSR consistently beat the NAREIT and S&P indices over the long term. We beat the NAREIT Equity Index for the five-year, 10-year and 15-year periods, and the S&P 500 indices for the 10-year and 15-year periods, ending December 31, 2017, averaging 14.6% in total annual return since 1997. The chart below illustrates that $100 invested in Public Storage on December 31, 2012 would be valued at $170.38 as of December 31, 2017.

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Sustained Shareholder Value (TSR)

Superior TSR Performance over the Long Term

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Continued Growth in Free Cash Flow and Shareholder Distributions. In 2017, we grew our free cash flow per common share by 2.2% over 2016 levels, which increased our capacity for investments. Annual dividends per common share paid in 2017 also grew by 9.6%. The following chart shows the consistent growth achieved by Public Storage in these two metrics over a ten-year period.

Consistent Growth in Core FFO

*Refer to Appendix A to this proxy statement for reconciliations and other information.

Financial Discipline Maximizes Flexibility. We have a long-standing strategy of maintaining one of the strongest balance sheets in the REIT industry. The following graphics chart the relationship between total capitalization and net debt as a percentage of total capitalization among Public Storage and the largest companies in the REIT industry, and among Public Storage and our public company self-storage competitors.

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Unparalleled Financial Flexibility

* Total debt minus total cash, as of December 31, 2017, from the respective companies’ public disclosures.

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OUR EXECUTIVE OFFICERS

Our NEOs for the year ended December 31, 2017 include our CEO, our CFO, the two other most highly compensated executive officers who were serving as executive officers on December 31, 2017, and a third most highly compensated executive officer who retired in April 2017. Biographical information for our NEOs, other than for Mr. Havner who is both an executive officer and a trustee, is set forth below. Mr. Havner’s biographical information can be found on page 14.

●	John Reyes, age 57, has served as Senior Vice President and Chief Financial Officer of Public Storage since 1996, having joined the company in 1990. Effective January 1, 2019, Mr. Reyes will step down as CFO and will join the Board as a trustee.

●	Joseph D. Russell, Jr., age 58, has been President of Public Storage since July 2016. Prior to joining Public Storage, Mr. Russell was Chief Executive Officer of PS Business Parks from August 2003 to July 2016 and President from September 2002 until August 2015. Mr. Russell has also served as a director of PS Business Parks since August 2003. Effective January 1, 2019, Mr. Russell will be appointed CEO and will join the Board as a trustee, in addition to his role as President.

●	David F. Doll, age 59, retired in April 2017. Mr. Doll served as Senior Vice President and President, Real Estate Group, from February 2005 until his retirement, with responsibility for the real estate activities of Public Storage, including property acquisitions, developments, re-developments, and capital improvements.

●	Lily Yan Hughes, age 54, has served as Senior Vice President, Chief Legal Officer and Corporate Secretary since January 2015. Prior to joining Public Storage, she was Vice President and Associate General Counsel-Corporate, M&A and Finance at Ingram Micro, Inc. from March 1997 to January 2015.

2017 COMPENSATION TARGETS

Framework for CEO Compensation. The Compensation Committee approved a new compensation package in 2012 for Mr. Havner in his role as Chairman, Chief Executive Officer and President after considering the company’s performance, a compensation survey by FW Cook, and other publicly available information:

●	Annual base salary continued to be set at $1 million (unchanged from base salary set in 2008);

●	Annual incentive award, assuming achievement of performance criteria set by the Compensation Committee, ranges from a threshold award of $1 million in cash plus 25,000 RSUs to a maximum award of $2 million paid in cash plus 50,000 RSUs; and

●	Annual option grant set at 100,000 shares of Common Stock.

The Compensation Committee re-assessed Mr. Havner’s compensation in 2015 and considered the company’s performance, the 2015 updated FW Cook survey and other publicly available peer compensation information. The Committee left the features of Mr. Havner’s compensation program approved in 2012 unchanged, except that the maximum annual cash incentive award payable to

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Mr. Havner was increased from $2 million to $3 million. In early 2017, the Compensation Committee set the achievement of at least 3.0% year-over-year increases in 2017 same store revenues as the minimum threshold for Mr. Havner’s annual incentive awards. The Committee also approved a RSU grant award program for all NEOs for achievement of at least 4% year-over-year increases in 2017 same store revenues (see chart below). The Committee otherwise left the compensation features approved in 2015 unchanged.

Framework for NEO Compensation other than our CEO. The Compensation Committee designed its incentive compensation programs for 2017 to focus management on growing our business, as follows:

Base Salaries. Consistent with the Compensation Committee’s philosophy that executive officer compensation should be more heavily weighted towards performance-based, at-risk compensation, the Committee did not change base salaries for 2017.

2017 Annual Cash Incentive Targets. In early 2017, the Compensation Committee set the following performance targets: (i) 3% year-over-year increase in same store revenues, (ii) 3% increase in free cash flow per share, and (iii) 5% increase in Core FFO per share, as the basis for payment of 2017 bonuses for the NEOs. The Committee agreed that for 2017, achievement of any one of these metrics would be deemed achievement of threshold targets. Bonus target amounts for the NEOs remained the same or lower than 2016. The Compensation Committee considered that these goals might be challenging in light of uncertain conditions in the self-storage industry.

Core FFO is a non-GAAP measure that represents net income before depreciation expense, gains and losses on real estate assets, foreign currency gains and losses, the application of EITF D-42 to the redemption of securities and certain other items. Free cash flow is a non-GAAP measure that represents Core FFO with non-cash share-based compensation expense added back, less capital expenditures for the maintenance of our facilities. Refer to Appendix A to this proxy statement for reconciliations and other information regarding Core FFO.

The Compensation Committee did not assign any specific formulas or weights that must be used to determine the bonuses for the performance goals described above. Upon achievement of the annual cash incentive target, the Compensation Committee is required to approve a bonus award but has the discretion to reduce the amount payable below the maximum amount set for purposes of Section 162(m), under which all NEO bonus amounts were capped at 15 times base salary, with the exception of Mr. Havner and Mr. Reyes, who were capped at $15 million. The actual bonus amounts are subject to the discretion of the Compensation Committee based on the collective business judgment of its members. The Compensation Committee has the discretion to award bonuses even if the performance targets are not met.

The Compensation Committee historically has considered the potential impact of Section 162(m) when designing its short-term performance-based bonus awards for NEOs, and retains discretion to reduce awards even if threshold targets are achieved. See “2017 Tax and Accounting Considerations – Section 162(m)” for discussion of the potential tax impact of the amendment of Section 162(m) in recent legislation.

2017 Performance-Based RSU Targets. Also in early 2017, the Compensation Committee established the 2017 performance-based RSU award program for NEOs other than our CEO. The

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program has two components. The first component sets the minimum performance level for awards of RSUs at the achievement of at least 4.0% growth in same store revenues, and established the following potential award levels:

2017 Same Store Revenue Growth	Grant Award Levels
5.5% and above	200% of Target
5.0% and below 5.5%	150% of Target
4.5% and below 5.0%	100% of Target
4.0% and below 4.5%	50% of Target
Below 4.0%	No Award

The second component provides for minimum awards of RSUs at the achievement of at least 3% growth in Core FFO per share.

2017 COMPENSATION DECISIONS

Satisfaction of Performance Targets. In early 2018, the Compensation Committee determined that with respect to the 2017 annual incentive bonuses performance targets, the company had achieved a 3.0%, 2.2% and 4.5% year-over-year increase in same store revenues, free cash flow per share and Core FFO per share, respectively. Since same store revenue growth in 2017 satisfied the 3% threshold approved by the Committee for annual cash incentive bonuses for our CEO and all other NEOs, annual cash bonuses were awarded to all of our NEOs. This metric also satisfied the minimum threshold for RSUs awarded to Mr. Havner. Since the company achieved 4.5% in Core FFO per share growth, exceeding the minimum award level for RSU awards to NEOs reporting to Mr. Havner, RSUs were awarded to those NEOs as described below.

2017 CEO Compensation. In recognition of Mr. Havner’s success in achieving our corporate goals and driving shareholder value during 2017 despite a challenging operating year, the Compensation Committee approved a cash bonus of $1,500,000 (75% of target), an award of 25,000 RSUs and options to acquire 100,000 shares of Common Stock. Mr. Havner’s 2017 base salary remained unchanged at $1,000,000.

2017 Compensation for NEOs other than our CEO

Base Salaries. Base salaries for 2017 for Mr. Reyes, Mr. Russell, and Ms. Hughes remained unchanged at $600,000, $600,000, and $350,000, respectively.

Annual Cash Incentives. Since the company achieved the threshold performance target of 3% same store revenue growth in 2017 for the annual incentive bonus, and after consideration of individual executive performance as assessed by Mr. Havner, the Committee awarded the following annual incentive bonuses to the NEOs reporting to Mr. Havner: Mr. Reyes, $1,500,000 (188% of target); Mr. Russell, $480,000 (80% of target); Ms. Hughes, $200,000 (100% of target).

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2017 Performance-Based RSUs. The 2017 performance-based RSU award program for NEOs other than Mr. Havner has two components.

•	The first component was based on achieving a threshold of 4% growth in year-over-year same store revenues.
•	The second component provides for a minimum award level subject to achievement of at least 3% growth in Core FFO per share.
•	The Compensation Committee determined in early 2018 that although the same store revenue growth targeted levels of the first component were not met in 2017, the minimum Core FFO growth target of the second component was exceeded.

Actual 2017 Core FFO growth per common share was 4.5%, which qualified eligible NEOs for RSU awards at the minimum award set for greater than 3.0% Core FFO growth. Mr. Reyes was awarded 12,000 RSUs; Mr. Russell was awarded 5,000 RSUs, and Ms. Hughes was awarded 2,000 RSUs. These RSUs will vest in equal installments over eight years starting on the first through eighth anniversaries of the grant date.

2017 Options. The Compensation Committee also awarded to Mr. Reyes options to acquire 60,000 shares of Common Stock.

All stock option awards vest in equal annual installments over five years beginning one year from the date of grant, and expire ten years from the date of grant. Stock options have value solely to the extent that the price of our Common Stock at the time of exercise is greater than the exercise price of the option. All stock options were granted with an exercise price at the fair market value of our Common Stock on the date of grant.

Public Storage • 2018 Proxy Statement • 38

2017 AT-RISK COMPENSATION FOR ALL NEOs

The following charts depict for Mr. Havner, our CEO, and for our three other NEOs, the split between (i) compensation tied to the achievement of performance goals, consisting of RSUs, options and cash incentive bonuses, and (ii) compensation not tied to performance goals, consisting of base salary and all other compensation. We believe that paying a significantly larger percentage of total compensation to our NEOs in performance-based compensation properly aligns with our compensation objectives.

2018 COMPENSATION OUTLOOK

2018 Compensation Design and Performance Measures. The Compensation Committee continues to design bonus and equity awards tied to the achievement of quantitative performance targets established at the beginning of each year. Our 2018 compensation program consists of the following elements:

Public Storage • 2018 Proxy Statement • 39

	Elements of Pay	Form	2018 Executive Compensation Design
Fixed Pay	Base Salary	Cash

●   Consistent with the Compensation Committee’s philosophy that executive officer compensation should be more heavily weighted towards performance-based, at-risk compensation; base salaries of our NEOs were unchanged as follows: Mr. Havner: $1,000,000; Mr. Russell: $600,000; Mr. Reyes: $600,000; and Ms. Hughes: $350,000.

At-Risk Pay	Annual Incentives	Cash

●   Mr. Havner’s bonus target amounts remain unchanged as follows: threshold of $1,000,000 cash plus an award of 25,000 RSUs; target of $2,000,000 cash plus an award of 25,000 RSUs; and maximum of $3,000,000 cash plus an award of 50,000 RSUs.

●   Bonus target amounts for Mr. Russell and Mr. Reyes remain unchanged at $600,000, and $800,000, respectively. Ms. Hughes’ bonus target increased from $200,000 to $350,000.

	Long-Term Incentives	RSUs

●   Our compensation program will continue to rely heavily on performance-based RSUs with long-term time-vesting requirements.

●   In February 2018, the Compensation Committee approved metrics and target award levels of performance-based RSUs as follows: Mr. Russell, 5,000 RSUs; Mr. Reyes, 12,000 RSUs; and Ms. Hughes, 2,000 RSUs.

●   If awarded in early 2019, all performance-based RSUs will vest in equal installments over eight years starting on the first through the eighth anniversaries of the grant date.

	Long-Term Incentives	Stock Options

●   We will continue to award stock options, as the Compensation Committee deems appropriate for individual and company performance.

●   Mr. Havner is eligible to receive 100,000 options, depending on performance results.

2019 SUCCESSION PLAN

●	As previously disclosed, Mr. Havner will step down from his position as CEO, effective January 1, 2019. He will remain Chairman of the Board. As of the same date, Joseph D. Russell, Jr. will be appointed CEO, in addition to his role as President. He will also join the Board as a trustee.

●	Also effective January 1, 2019, H. Thomas Boyle III will be appointed CFO of the Company, at which time John Reyes, our current CFO, will step down as CFO and will join the Board as a trustee. Mr. Boyle, age 35, has been Vice President and Chief Financial Officer, Operations of the Company since November 2016. Prior to joining the Company, Mr. Boyle served in roles of increasing responsibilities with Morgan Stanley since 2005, from analyst to his last role as Executive Director, Equity and Debt Capital Markets.

●	The Compensation Committee will consider and approve compensation relating to Messrs. Russell and Boyle’s new roles effective January 1, 2019 in the future.

Public Storage • 2018 Proxy Statement • 40

2017 TAX AND ACCOUNTING CONSIDERATIONS – SECTION 162(m)

In evaluating compensation program alternatives in 2017, the Compensation Committee considered the potential impact of Section 162(m). Section 162(m) imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to the company’s chief executive officer and certain other NEOs. At the time the Compensation Committee made its compensation decisions on program design for 2017, Section 162(m) excluded certain “performance-based” compensation from the deduction limit if certain requirements were met. The company’s awards of stock options and annual cash incentive awards were designed in general to qualify for a deduction as “performance-based” compensation.

However, the exception for “performance-based” compensation was repealed by the tax reform legislation signed into law on December 22, 2017, generally referred to as the Tax Cuts and Jobs Act. As a result, it is uncertain whether compensation that the Compensation Committee originally intended to structure as performance-based compensation under Section 162(m) will be deductible.

In addition, the Tax Cuts and Jobs Act also generally expands the number of persons subject to the limits of Section 162(m), which expansion now includes compensation paid to the chief financial officer, among others. As a result, it is also uncertain whether compensation payable to the chief financial officer that the Compensation Committee originally believed to be exempt from Section 162(m) will be deductible.

While the Compensation Committee considers the tax deductibility of compensation, the Compensation Committee has approved and may approve compensation that does not qualify for deductibility in circumstances it deems appropriate to promote varying corporate goals.

As a result of the company’s REIT status under federal tax law, the inability to deduct compensation, such as stock option compensation that arises upon exercise of a stock option and annual cash incentive award compensation, paid to the company’s chief executive officer and certain other NEOs may require a corresponding future increased distribution to shareholders to avoid taxable income for the company and to help maintain the company’s REIT status.

While the Compensation Committee considers the accounting impact of various forms of incentive compensation and compensation elements on the company’s financial statements, accounting treatment is generally not the basis underlying the decision to award a particular form of compensation if the Compensation Committee deems the award the most appropriate incentive to achieve the company’s compensation goals.

Under the 2016 Plan, the limit on the aggregate value of cash and non-cash awards, other than stock options and SARs, which may be granted to any individual in any calendar year, is $15 million.

Public Storage • 2018 Proxy Statement • 41

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Trustees of Public Storage has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of Public Storage for the fiscal year ended December 31, 2017.

The following independent trustees, who comprise the Compensation Committee, provide this report:

THE COMPENSATION COMMITTEE

Daniel C. Staton (Chairman)

Uri P. Harkham

Ronald P. Spogli

Public Storage • 2018 Proxy Statement • 42

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table. The following table sets forth information concerning the compensation earned by each of our NEOs for the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total

Ronald L. Havner, Jr. Chairman of the Board and Chief Executive Officer	2017	$1,000,000	-	$5,656,000	$2,340,000	$1,500,000	$10,800	$10,506,800
	2016	1,000,000	-	5,840,000	2,368,000	2,000,000	10,600	11,218,600
	2015	1,000,000	-	5,079,000	1,912,000	2,500,000	10,600	10,501,600

John Reyes Senior Vice President and Chief Financial Officer	2017	600,000	-	2,714,880	1,404,000	1,500,000	10,800	6,229,680
	2016	600,000	-	9,344,000	2,368,000	2,000,000	10,600	14,322,600
	2015	600,000	-	8,126,400	1,912,000	1,800,000	10,600	12,449,000

Joseph D. Russell, Jr. President	2017	600,000	-	1,131,200	453,400	480,000	15,800	2,680,400
	2016	300,000	$300,000	2,538,000	787,000	-	-	3,925,000
	2015	-	-	-	-	-	-	-

David F. Doll (Retired) (7) Senior Vice President and President, Real Estate Group	2017	180,700	-	904,960	594,500	-	10,800	1,690,960
	2016	525,000	-	2,803,000	-	1,000,000	10,600	4,338,600
	2015	525,000	-	2,437,920	-	1,000,000	10,600	3,973,520

Lily Yan Hughes Senior Vice President, Chief Legal Officer and Corporate Secretary	2017	350,000	-	452,480	-	200,000	10,800	1,013,280
	2016	350,000	-	1,401,660	-	200,000	10,600	1,962,260
	2015	343,493	200,000	2,105,520	919,000	-	86,260	3,654,273

(1)	Mr. Russell’s annualized salary for 2016 was $600,000 and Ms. Hughes’ annualized salary for 2015 was $350,000.

(2)	The amounts shown in this column reflect the bonuses awarded to Mr. Russell in connection with his appointment as President in July 2016 and to Ms. Hughes in connection with her appointment as Senior Vice President, Chief Legal Officer and Corporate Secretary in January 2015.

(3)	The values reflected in this column relate to awards subject to performance conditions. For Mr. Reyes, Mr. Russell, Mr. Doll (retired April 2017) and Ms. Hughes, the amounts shown in 2017 relate to RSU awards that were subject to satisfaction of performance conditions assuming achievement of such conditions at the minimum level, and reflect the fair value of such RSU awards as of the respective grant dates in February 2017. For Mr. Havner, the amount shown in 2017 relates to an RSU award pursuant to his annual incentive plan (which is paid part in cash and part in RSUs) that was subject to performance criteria assuming achievement at the minimum level. In February 2018, the Compensation Committee determined that 2017 performance did in fact qualify eligible NEOs to the minimum level. The number of RSUs actually awarded in early 2018, their grant date fair values and percentages of target are as follows: Mr. Havner, 25,000 RSUs ($5,656,000 or minimum); Mr. Reyes, 12,000 RSUs ($2,714,880 or minimum); Mr. Russell, 5,000 RSUs ($1,131,200 or minimum); Ms. Hughes, 2,000 RSUs ($452,480 or minimum). The amount shown for Mr. Russell in 2016 represents the grant date fair value of the 10,000 RSUs awarded in connection with his appointment as President in July 2016. The stock awards for Mr. Doll were cancelled upon his retirement in April 2017. The amount shown for Ms. Hughes in 2015 represents (i) the grant date fair value of the 3,000 RSUs ($593,700) pre-established as part of her compensation package in connection with her hiring in January 2015 and (ii) the grant date fair value of performance-based RSUs awarded in 2016 for 2015 performance ($1,511,820). These performance-based RSUs were awarded to Ms. Hughes at the “200% of Target Award” level and pursuant to the applicable accounting rules, the grant date of such RSUs was in February 2016. All holders of RSUs receive payments equal to any dividends paid on the Common Stock.

(4)	The amounts shown in this column reflect the grant date fair value of stock option awards. For further discussion concerning the assumptions used in this valuation, refer to Note 10 to the company’s audited financial statements for the fiscal year ended December 31, 2017 included in the company’s Annual Report on Form 10-K.

(5)	The amounts shown in this column reflect annual cash incentive awards for NEOs that are based on pre-established performance targets set early in the year and, therefore, under SEC rules are classified as non-equity incentive plan compensation. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion of the 2017 performance targets.

(6)	The amounts shown in this column for all NEOs reflect contributions to each officer’s 401(k) Plan account (3% of the annual cash compensation up to a maximum of $10,600 for 2015 and 2016 and $10,800 for 2017). Mr. Russell was not eligible for company match on his 401(k) Plan account in 2016. For Mr. Russell, the amount shown in 2017 includes a $5,000 payment for attending in person a meeting of the board of directors of the company’s insurance subsidiary. Ms. Hughes was not eligible for company match on her 401(k) Plan account in 2015, and the amount shown represents Ms. Hughes’ reimbursed relocation costs, which includes a gross-up for taxes (a benefit available to other employees) in the amount of $25,031.

(7)	Mr. Doll retired from the company on April 28, 2017.

Public Storage • 2018 Proxy Statement • 43

Grants of Plan-Based Awards. The following table sets forth information relating to estimated future payouts under non-equity incentive plan awards, stock options and RSUs granted pursuant to our equity incentive plans during the year ended December 31, 2017 to each of our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date (1)	Threshold	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)	($)(4)

Ronald L. Havner, Jr.
Annual Incentive (3)	02/22/17	1,000,000	2,000,000	3,000,000	-	-	-	-	-	-
Annual Incentive (3)	02/22/17		-	-	25,000	25,000	50,000	-	-	5,656,000
Options (5)	02/22/17		-	-	-	-	-	100,000	226.24	2,340,000

John Reyes
Annual Incentive	02/22/17	0	800,000	15,000,000	-	-	-	-	-	-
RSUs	02/22/17		-	-	12,000	16,000	32,000	-	-	2,714,880
Options (5)	02/22/17		-	-	-	-	-	60,000	226.24	1,404,000

Joseph D. Russell, Jr.
Annual Incentive	02/22/17	0	600,000	9,000,000	-	-	-	-	-	-
RSUs	02/22/17		-	-	5,000	7,500	15,000	-	-	1,131,200
Options (5)	03/10/17		-	-	-	-	-	20,000	220.07	453,400

David F. Doll (Retired)
Annual Incentive	02/22/17	0	525,000	7,875,000	-	-	-	-	-	-
RSUs (5)	02/22/17		-	-	4,000	6,000	12,000	-	-	904,960
Options (5)	03/02/17		-	-	-	-	-	25,000	226.97	594,500

Lily Yan Hughes
Annual Incentive	02/22/17	0	200,000	3,000,000	-	-	-	-	-	-
RSUs	02/22/17		-	-	2,000	3,000	6,000	-	-	452,480

(1)	Pursuant to applicable accounting rules, (i) the grant dates for the RSUs referred to in this table are the dates the Compensation Committee took the action to establish the targets for the potential awards and (ii) the grant dates for the options referred to in this table are the dates such options were actually awarded.

(2)	The amounts shown in these columns represent the range of possible annual cash incentive payouts and stock awards pursuant to the Public Storage Performance-Based Compensation Plan based upon achievement of performance targets.

(3)	Mr. Havner’s annual incentive is paid part in cash and part in RSUs.

(4)	Amounts shown in this column reflect the fair value of stock and option awards computed as of the grant dates noted on this table. The fair value of stock awards is calculated by multiplying the fair market value of our Common Stock on the grant date by the probable number of shares awarded, which for Mr. Reyes, Mr. Russell, Mr. Doll and Ms. Hughes was assumed to be at the threshold level and for Mr. Havner was assumed to be 25,000 RSUs. Stock awards receive dividends as and when and at the same rate paid to all common shareholders of Public Storage. See footnotes to the Summary Compensation Table for information on the fair value of the performance-based RSU awards for Mr. Havner if the maximum value had been assumed.

(5)	Stock options granted to each of Messrs. Havner, Reyes and Russell vest in five equal annual installments beginning on the first anniversary after the grant date. The options granted to Mr. Doll were cancelled upon his retirement on April 28, 2017.

Public Storage • 2018 Proxy Statement • 44

Option Exercises and Stock Vested In 2017. The following table provides information about options exercised by and RSU awards vested for the NEOs during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Ronald L. Havner, Jr.	83,000	$11,429,817	33,750	$7,695,888

John Reyes	250,000	$33,220,584	24,000	$5,473,520

Joseph D. Russell, Jr.	-	-	2,000	$425,460

David F. Doll (Retired)	20,000	$809,834	7,500	$1,710,375

Lily Yan Hughes	-	-	1,350	$308,072

(1)	Value realized represents the difference between the market price of our Common stock on the NYSE at the time of exercise and the exercise price of the options. Does not reflect any tax or other required withholdings.

(2)	Value realized was calculated by multiplying the number of shares vesting by the closing price of our Common Stock on the NYSE on the vesting date as follows:

Name	RSU Vesting Date	Fair Market Value of PSA

Ronald L. Havner, Jr.	03/01/17	$229.33
	02/20/17	227.73
	02/19/17	227.73

John Reyes	03/01/17	229.33
	02/20/17	227.73

Joseph D. Russell, Jr.	7/01/17	212.73

David F. Doll (Retired)	03/01/17	229.33
	02/20/17	227.73

Lily Yan Hughes	03/01/17	229.33
	01/08/17	226.79

Public Storage • 2018 Proxy Statement • 45

Outstanding Equity Awards in 2017. The following table sets forth certain information concerning outstanding equity awards held by the NEOs at December 31, 2017.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (5)		Market Value of Shares of Stock that Have Not Vested ($) (5) (6)

Ronald L. Havner, Jr.	02/22/17	-		100,000	(1)	226.24	02/22/27	50,000	(4)	10,450,000

	02/15/16	20,000	(1)	80,000	(1)	233.61	02/15/26	43,750	(4)	9,143,750

	02/19/15	40,000	(1)	60,000	(1)	198.79	02/19/25	30,000	(2)	6,270,000

	02/20/14	60,000	(1)	40,000	(1)	166.71	02/20/24	17,987	(1)	3,759,283

	02/21/13	80,000	(1)	20,000	(1)	152.01	02/21/23	-		-

	02/20/13	-		-		-	-	7,500	(1)	1,567,500

	03/02/09	100,000	(3)	-		50.30	03/02/19	-		-
	TOTAL	300,000		300,000				149,237		31,190,533

John Reyes	02/22/17	-		60,000	(1)	226.24	02/22/27	24,000	(4)	5,016,000

	02/19/16	-		-		-	-	35,000	(4)	7,315,000

	02/15/16	20,000	(1)	80,000	(1)	233.61	02/15/26	-		-

	02/19/15	40,000	(1)	60,000	(1)	198.79	02/19/25	24,000	(1)	5,016,000

	02/20/14	60,000	(1)	40,000	(1)	166.71	02/20/24	16,000	(1)	3,344,000

	02/21/13	80,000	(1)	20,000	(1)	152.01	02/21/23	-		-

	02/20/13	-		-		-	-	3,000	(1)	627,000
	TOTAL	200,000		260,000				102,000		21,318,000

Joseph D. Russell, Jr.	03/10/17	-		20,000	(1)	220.07	03/10/27	-		-

	07/01/16	5,000	(1)	20,000	(1)	253.84	07/01/26	8,000	(1)	1,672,000
	TOTAL	5,000		40,000				8,000		1,672,000

Lily Yan Hughes	02/22/17	-		-		-	-	6,000	(4)	1,254,000

	02/19/16	-		-		-	-	5,250	(4)	1,097,250

	01/08/15	20,000	(1)	30,000	(1)	197.90	01/08/25	1,800	(1)	376,200
	TOTAL	20,000		30,000				13,050		2,727,450

(1)	These options or RSUs vest in five equal annual installments, beginning one year from the award date.

(2)	These RSUs vest over five years in equal installments beginning one year from the award date. Mr. Havner elected to defer receipt of 10,000 RSUs that vested on April 1, 2016.

(3)	These options vested in three equal annual installments, beginning one year from the award date.

(4)	These RSUs vest in eight equal installments, beginning one year from the award date.

(5)	Stock awards consist of RSUs granted to our NEOs and the values shown assume a price of $209.00 per share (the closing price for our Common Stock on the NYSE on December 29, 2017).

(6)	Mr. Doll retired from the company on April 28, 2017. All of Mr. Doll’s outstanding unvested equity grants were cancelled at that time.

Public Storage • 2018 Proxy Statement • 46

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Upon Termination. We do not have employment agreements with any NEO that provide for future payments upon termination of employment with the company.

We do not have a formal severance or retirement program for payments on termination of employment, whether through voluntary or involuntary termination, other than as specifically set forth in our Performance-Based Compensation Plan, 2001 Plan, 2007 Plan, 401(k) Plan or as required by law. The following indicate our general practices:

●	any vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment;

●	all unvested stock options, restricted shares and/or RSUs are forfeited (except in the case of death or disability); and

●	accrued and unused vacation pay is paid in a lump sum.

Payments Upon Death Or Disability. In the event of the death or permanent and total disability of a NEO:

●	all outstanding unvested stock options and unvested RSUs accelerate and vest upon the officer’s death or permanent and total disability;

●	all such stock options may be exercised during the one-year period following the date of death or permanent and total disability (but before the termination date of the option); and

●	the officer or his/her estate will receive payments under Public Storage’s life insurance program or disability plan, as applicable.

Payments Upon Change In Control. Our applicable equity plans provide that upon the occurrence of a “change of control” of Public Storage, all outstanding RSUs and restricted share grants vest immediately and all outstanding stock options vest 15 days before the effective date of a “change of control” and are exercisable during such 15-day period.

A “change of control” is defined in the plans to include generally the following:

●	the dissolution or liquidation of Public Storage or merger in which Public Storage does not survive;

●	the sale of substantially all Public Storage assets; or

●	merger in which the company is the surviving corporation but after which the company’s shareholders immediately prior to such merger cease to own their shares or other equity interest in the company; or

●	any transaction that results in any person or entity owning 30% or more of the combined voting power of all classes of our shares.

Public Storage • 2018 Proxy Statement • 47

These accelerated payments do not apply if provision is made for continuation of the equity plan or substitution of new options, restricted shares and RSUs or a majority of our Board determines that the “change of control” will not trigger application of these acceleration provisions.

The following table shows the estimated value of the acceleration of vesting of unvested equity awards pursuant to the termination events described above assuming the event occurred as of December 31, 2017 and using the value of our Common Stock on December 29, 2017 of $209.00 per share.

Name	Value of all outstanding unvested options (1)	Value of all outstanding unvested RSUs (2)	Total (3)

Ronald L. Havner, Jr.	$ 3,444,000	$ 31,190,533	$34,634,533

John Reyes	$ 3,444,000	$ 21,318,000	$24,762,000

Joseph D. Russell, Jr.	$ 0	$ 1,672,000	$1,672,000

Lily Yan Hughes	$ 333,000	$ 2,727,450	$3,060,450

(1)	Represents the difference, if positive, between the exercise price of unvested options held by the executive and the closing price of our Common Stock on the NYSE on December 29, 2017. If the exercise price exceeds the closing price of our Common Stock on the NYSE on December 29, 2017, then the value is presented as zero.

(2)	Represents the number of unvested RSUs multiplied by the closing price of our Common Stock on the NYSE on December 29, 2017. Includes unvested portion of performance-based RSU awards. The amount shown for Mr. Havner does not include the 10,000 shares of Common Stock that vested on April 1, 2016 which Mr. Havner elected to defer receipt.

(3)	Mr. Doll retired on April 28, 2017. At the time of Mr. Doll’s retirement all outstanding, unvested options and RSUs were cancelled.

Public Storage • 2018 Proxy Statement • 48

SHARE OWNERSHIP OF TRUSTEES AND MANAGEMENT

Our stock ownership policies provide guidelines for share ownership for trustees and executive officers, as described on pages 24-25 and 28. The following table sets forth information as of March 1, 2018 concerning the beneficial ownership of shares of Common Stock by each of our trustees, the Chief Executive Officer, the Chief Financial Officer and the other two most highly compensated persons who were executive officers of the company on December 31, 2017, and all trustees and executive officers as a group. Except as otherwise indicated and subject to applicable community property and similar statutes, each trustee and executive officer has sole voting and investment power over his or her shares.

Name	Common Shares Beneficially Owned (1)		Percent of Class (1)

Ronald L. Havner, Jr.	537,500	(2)	*

Tamara Hughes Gustavson	18,509,458	(3)	11%

Uri P. Harkham	62,742	(4)	*

Leslie S. Heisz	6,666		*

B. Wayne Hughes, Jr.	5,155,219	(5)	3%

Avedick B. Poladian	50,332		*

Gary E. Pruitt	41,682		*

Ronald P. Spogli	25,332		*

Daniel C. Staton	58,684		*

Joseph D. Russell, Jr.	10,201		*

John Reyes	393,550		*

Lily Yan Hughes	31,643		*

All trustees and executive officers as a group (12 persons)	24,883,099	(2)(3)(4)(5)	14%

*	Less than 1%

(1)	Represents shares of Common Stock beneficially owned as of March 1, 2018 and includes options to purchase shares of Common Stock exercisable within 60 days of March 1, 2018 as follows: R. Havner, 400,000 shares; T. Gustavson, 53,332 shares; U. Harkham, 26,332 shares; L. Heisz, 6,666 shares; B. Hughes, Jr., 38,332 shares; A. Poladian, 48,332 shares; G. Pruitt, 38,332 shares; R. Spogli, 23,332 shares; D. Staton, 24,999 shares; J. Russell, 9,000 shares; J. Reyes, 292,000 shares; L. Hughes, 30,000 shares. Includes the 10,000 RSUs which vested on April 1, 2016 for Mr. Havner but which receipt of shares has been deferred. See footnote 2 below.

(2)	Mr. Havner’s holdings held in a joint account with Mr. Havner’s spouse are held in a margin brokerage account. Includes the 10,000 RSUs vested on April 1, 2016. In accordance with the terms of the 2007 Plan, Mr. Havner elected to defer the receipt of these shares in ten equal annual installments beginning on April 1, 2021.

(3)	Includes 11,348 shares of Common Stock held jointly by Ms. Gustavson and Mr. Hughes, Jr. as to which they share investment power. Also includes (i) 895,390 shares of Common Stock held by Ms. Gustavson’s son, of which 150,000 shares were pledged to an institutional lender as security by her son and (ii) 200,000 shares of Common Stock held by GLG Equities, LLC, a single member limited liability company wholly owned by Ms. Gustavson’s daughter, of which 200,000 shares were pledged to an institutional lender as security by her daughter. These pledges by Ms. Gustavson’s children represent approximately 1.9% of Ms. Gustavson’s shares of Common Stock.

(4)	Includes 28,034 shares of Common Stock (approximately 44.6% of his shares of Common Stock) held by Uri P. Harkham that were pledged to an institutional lender as security.

(5)	Includes 11,348 shares of Common Stock held jointly by Mr. Hughes, Jr. and Ms. Gustavson as to which they share investment power. Also includes 320,000 shares of Common Stock (approximately 6% of his shares of Common Stock) held by B. Wayne Hughes, Jr. that were pledged to an institutional lender as security.

Public Storage • 2018 Proxy Statement • 49

The following table sets forth information as of the dates indicated with respect to persons known to us to be the beneficial owners of more than 5% of the outstanding shares of Common Stock:

Shares of Common Stock Beneficially Owned

Name and Address	Number of Shares	Percent of Class
B. Wayne Hughes (1)	1,250,380	*

B. Wayne Hughes, Jr. (1)	5,105,539	2.9%

Tamara Hughes Gustavson (1)	18,444,868	10.6%

B. Wayne Hughes, Jr. and Tamara Hughes Gustavson (1)	11,348	*
Hughes Family Total	24,812,135	14.3%
The Vanguard Group

100 Vanguard Blvd.

Malvern, PA 19355 (2)	22,402,689	12.9%
BlackRock, Inc.

55 East 52nd Street

New York, NY 10055 (3)	15,205,032	8.7%
Vanguard Specialized Funds – Vanguard REIT Index Fund 100 Vanguard Blvd.
Malvern, PA 19355 (4)	10,544,914	6.1%
State Street Corporation One Lincoln Street Boston, MA 02111 (5)	8,801,429	5.1%

*	Less than 1%

(1)	This information is as of March 1, 2018. B. Wayne Hughes, B. Wayne Hughes, Jr. and Tamara Hughes Gustavson have filed a joint Schedule 13D, as amended most recently on June 12, 2015, to report their collective ownership of shares of Common Stock and may constitute a “group” within the meaning of section 13(d) (3) of the Exchange Act, although each of these persons disclaims beneficial ownership of the shares of Common Stock owned by the others. The address for the Hughes Family is 701 Western Avenue, Glendale, California 91201-2349. The number of shares of Common Stock owned also reflects transactions reported on Forms 4 since the most recent Schedule 13D amendment was filed.

(2)	This information is as of December 31, 2017 and is based on a Schedule 13G/A filed on February 12, 2018 by The Vanguard Group to report that it (including affiliates) has sole voting power with respect to 387,375 shares of Common Stock, shared voting power with respect to 224,271 shares of Common Stock, sole dispositive power with respect to 21,968,334 shares of Common Stock and shared dispositive power with respect to 434,355 shares of Common Stock. These are additional shares held under the Vanguard family of funds.

(3)	This information is as of December 31, 2017 and is based on a Schedule 13G/A filed on January 29, 2018 by BlackRock, Inc. to report that it (including affiliates) has sole voting with respect to 13,821,462 shares of Common Stock and sole dispositive power with respect to 15,205,032 shares of Common Stock.

(4)	This information is as of December 31, 2017 and is based on a Schedule 13G/A filed on February 2, 2018 by Vanguard Specialized Funds to report that it has sole voting power with respect to 10,544,914 shares of Common Stock.

(5)	This information is as of December 31, 2017 and is based on a Schedule 13G/A filed on February 14, 2018 by State Street Corporation to report that it (including affiliates) has shared sole voting power with respect to 8,801,429 shares of Common Stock and shared dispositive power with respect to 8,801,429 shares of Common Stock.

Public Storage • 2018 Proxy Statement • 50

ADDITIONAL INFORMATION ABOUT TRUSTEES, EXECUTIVE OFFICERS AND MANAGEMENT

Anti-Hedging Policy. Our insider trading policy includes an anti-hedging provision that prohibits trustees, officers and employees from directly or indirectly engaging in hedging against future declines in the market value of any securities of the company. The objective of this policy is to enhance alignment between the interests of our trustees, officers and employees and those of our shareholders.

Policy Regarding Pledging of Shares. Our securities trading policy discourages (but does not prohibit) the pledging of shares of Common Stock by insiders. We have considered the pledges of shares of Common Stock by Mr. Hughes, Jr., Mr. Harkham and Ms. Gustavson in light of the company’s securities trading policy and the position of ISS Corporate Solutions (ISS), which is that pledges of shares of Common Stock by insiders may adversely affect shareholders if the insiders are forced to sell their shares of Common Stock. Our belief is that the existing pledge arrangements do not present a significant risk of lender foreclosure or an unexpected sale of large volumes of Common Stock on the open market.

Our Board is of the view that these arrangements are unlikely to result in adverse effects to shareholders as Mr. Hughes, Jr. and Ms. Gustavson each owns a greater number of shares of Common Stock that are not pledged, and Mr. Harkham’s pledges cover a relatively small number of shares. Additionally, Mr. Hughes, Jr.’s program of pledging shares of Common Stock generally predates the ISS’ anti-pledging policy, and none of Mr. Hughes, Jr.’s, Mr. Harkham’s or Ms. Gustavson’s pledges are part of a hedging strategy. Our Board also recognizes that maintaining these existing pledging arrangements allow Mr. Hughes, Jr. and Mr. Harkham to pursue their respective business interests without the need to sell company shares to raise additional capital.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires our trustees and executive officers, and persons who own more than 10% of any registered class of our equity securities to file with the SEC initial reports of beneficial ownership of Public Storage’s equity securities on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. As a matter of practice, we typically assist our executive officers and trustees with these matters and file these reports on their behalf.

Based solely on a review of reports we filed on behalf of our trustees and executive officers, and written representations from these individuals that no other reports were required, all reports on behalf of our trustees and executive officers were filed on a timely basis under Section 16(a).

Related Party Transaction Approval Policies and Procedures. With respect to transactions involving our trustees, the Corporate Governance Guidelines provide for review by the Governance Committee of related party transactions that might present possible conflicts of interest. The Governance Committee reviews related party transactions involving Board members pursuant to the Corporate Governance Guidelines. Before undertaking a related party transaction, we request that trustees submit information to the Governance Committee, who will advise the company’s Chief Legal Officer. The Governance Committee considers the matters submitted to it and makes a recommendation to the Board with respect to

Public Storage • 2018 Proxy Statement • 51

any action to be taken. The trustee with an actual, potential or apparent conflict of interest does not participate in the decision-making process related to the transaction.

Our executive officers who are not also trustees are subject to the Code of Conduct. Under the Code of Conduct, executive officers are required to disclose to our Chief Legal Officer any potential conflicts of interest, which include, among other interests, financial relationships, or associations where an executive’s personal interest may conflict with ours. In addition, the Audit Committee reviews on an ongoing basis related party transactions involving our executive officers and trustees and PS Business Parks that may require Board pre-approval under applicable law or may be required to be disclosed in our financial statements or proxy statement.

Relationships and Transactions with the Hughes Family. B. Wayne Hughes, our Chairman Emeritus and the company’s Co-Founder, and Tamara Hughes Gustavson, a trustee on our Board, own and control 57 self-storage facilities in Canada. These facilities operate under the “Public Storage” trade name, which we license to the owners of these facilities on a royalty-free, non-exclusive basis. Our subsidiaries reinsure risks relating to loss of goods stored by customers in these facilities, and have received approximately $1.1 million for the year ended December 31, 2017. Our right to continue receiving these premiums may be qualified. We have a right of first refusal, subject to limitations, to acquire the stock or assets of the corporation engaged in the operation of these facilities if their owners agree to sell them.

Management Agreement with PS Business Parks. PS Business Parks manages certain of the commercial facilities that we own pursuant to management agreements for a management fee equal to 5% of revenues. Public Storage paid a total of $506,000 in management fees with respect to PS Business Parks’ property management services in 2017. In 2017, PS Business Parks allocated approximately $537,000 in operating expenses to Public Storage related to the management of the properties, including payroll and other overhead expenses.

PS Business Parks owns certain commercial facilities that include self-storage space. We manage this self-storage space for PS Business Parks for a management fee equal to 6% of revenues generated by the self-storage space. We recorded management fees with respect to these facilities of approximately $92,000 for the year ended December 31, 2017. In 2017, we allocated approximately $61,000 in operating expenses to PS Business Parks related to the management of the properties, including payroll and overhead expenses.

Cost Sharing and Other Arrangements with PS Business Parks. Pursuant to a cost sharing and administrative services arrangement, we share certain administrative services, corporate office space and certain other third party costs with PS Business Parks which are allocated based upon time, effort and other methodologies. PS Business Parks reimbursed us $1.3 million for the year ended December 31, 2017 for costs paid on their behalf, and we reimbursed PS Business Parks $31,000 in costs that PS Business Parks incurred on our behalf for the year ended December 31, 2017.

At December 31, 2017, PS Business Parks owed us $245,000 with respect to property management and shared costs.

Public Storage • 2018 Proxy Statement • 52

Common Management/Board Members with PS Business Parks. Ronald L. Havner, Jr., Chairman and Chief Executive Officer of Public Storage, is also Chairman of the Board of Directors of PS Business Parks. Joseph D. Russell, Jr., President of Public Storage, is also a member of the Board of Directors of PS Business Parks. Gary E. Pruitt, a trustee of Public Storage, is a member of the Board of Directors of PS Business Parks.

Pay Ratio Disclosure. As of October 1, 2017, we had 5,519 talented and dedicated employees performing the following functions:

●	Approximately 83% of our employees work at one of our almost 2,400 self-storage facilities and assist our customers. We generally pay these on-site property managers on an hourly basis. The median annual total compensation for these employees in 2017 was $22,881.

●	Approximately 7% of our employees manage on-site property managers and assist them in providing our customers superior service. The median annual total compensation for these employees in 2017 was $104,921.

●	Approximately 4% of our employees work in our call centers and assist potential customers and existing customers. The median annual total compensation for these employees in 2017 was $31,201.

●	Approximately 6% of our employees are corporate employees, including our executive management team and our finance, legal, information technology, and human resources personnel. The median annual total compensation for these employees in 2017 was $115,646.

SEC rules require us to disclose the ratio of annual total compensation of our CEO, Ronald L. Havner, Jr., to the annual total compensation of our median employee (excluding Mr. Havner). The ratio presented below is a reasonable estimate calculated in a manner consistent with SEC rules. We selected the median employee based on the 5,519 full-time and part-time workers employed by the company and its consolidated subsidiaries as of October 1, 2017. In identifying our median employee, we used annual gross pay based on W-2 information. We did not apply any cost-of-living adjustments as part of the calculation.

Based on these calculations, our median employee is one of our 4,571 on-site property managers. This employee is paid on an hourly basis. The 2017 annual total compensation for our median employee as determined based on SEC rules was $23,921. The 2017 annual total compensation for our CEO as determined based on SEC rules was $10,506,800. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for fiscal year 2017 is 439 to 1.

The Board recommends a vote FOR approval

of our executive compensation as described in this proxy statement.

Public Storage • 2018 Proxy Statement • 53

Proposal 3:

Amending our Declaration of Trust

Amending our Declaration of Trust to allow shareholders to amend our bylaws.
RECOMMENDATION: Vote FOR amending our Declaration of Trust

Public Storage • 2018 Proxy Statement • 54

PROPOSAL 3

AMENDMENT TO OUR DECLARATION OF TRUST

TO ALLOW SHAREHOLDERS TO AMEND OUR BYLAWS

Our Board has adopted a resolution setting forth, and declared advisable, and recommends for your approval, an amendment to Article X, Section 10.4 of our Declaration of Trust to provide that our bylaws may be amended by our Board or may be amended by our shareholders by the affirmative vote of the holders of not less than a majority of the shares entitled to vote on the matter. Currently, Article X, Section 10.4 of our Declaration of Trust provides that our Board has the exclusive power to adopt, alter, or repeal any provision of our bylaws and to make new bylaws.

Our Board is committed to strong and effective corporate governance and monitors regularly our corporate governance policies and practices as well as U.S. public company “best practices.” After careful consideration, as well as discussions with our investors, we believe that allowing our shareholders to amend our bylaws by the affirmative vote of the holders of not less than a majority of the shares entitled to vote on the matter is in our best interests and in the best interests of our shareholders. This amendment, if approved, will provide our shareholders a right enjoyed by a substantial majority of U.S. public companies. A copy of the proposed amendment to our Declaration of Trust is attached as Appendix B to this proxy statement and incorporated by reference into this proposal.

On February 20, 2018, our Board approved, subject to approval of this proposal, an amendment to Article XIV of our bylaws which will allow for the bylaws to be altered, amended or repealed by our Board or by the affirmative vote of the holders of not less than a majority of the shares entitled to vote on the matter. This bylaw amendment does not require approval by our shareholders and is conditioned upon the approval of this proposal and upon the effectiveness of the amendment to the Declaration of Trust.

If the shareholders approve this proposal, we will file the amendment to the Declaration of Trust with the Secretary of State of Maryland and it will become effective immediately upon filing. If the shareholders do not approve this proposal, the related bylaw amendment will not become effective.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote on the matter is required to amend our Declaration of Trust to allow the holders of not less than a majority of our shares entitled to vote on the matter to amend our bylaws. For purposes of the vote on this proposal, abstentions and broker non-votes will have the effect of a vote “against” the amendment of our Declaration of Trust.

The Board recommends a vote FOR approval of an Amendment to

our Declaration of Trust to allow shareholders to amend our bylaws.

Public Storage • 2018 Proxy Statement • 55

Proposal 4:

Ratification of independent

registered public accounting firm

The Audit Committee has appointed Ernst & Young LLP (EY) as the company’s independent registered public accounting firm to audit the Consolidated Financial Statements of Public Storage and its subsidiaries for the year ending December 31, 2018

RECOMMENDATION: Vote FOR ratification of EY

Public Storage • 2018 Proxy Statement • 56

PROPOSAL 4

RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

EXECUTIVE SUMMARY

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the company’s independent registered public accounting firm. The Audit Committee has appointed EY as the independent registered public accounting firm for Public Storage for the fiscal year ending December 31, 2018. The Audit Committee believes that the selection of EY is in the best interests of the company and its shareholders and has recommended that the Board submit the appointment of EY to the company’s shareholders for ratification.

Although we are not required to seek shareholder ratification of the appointment of EY as the independent registered public accounting firm, Public Storage is asking its shareholders to do so because it believes that shareholder ratification of the appointment is a matter of good corporate practice. Ratification of the appointment of EY requires approval by a majority of the votes cast at the meeting. For these purposes, abstentions and broker non-votes will not be counted. If the shareholders do not ratify the appointment of EY, the Audit Committee will reconsider whether or not to retain EY as the independent registered public accounting firm for Public Storage, but may determine to do so. Even if the shareholders ratify the appointment of EY, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of Public Storage and its shareholders.

A representative of EY will be present at our 2018 Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

FEES BILLED TO THE COMPANY BY EY FOR 2017 AND 2016

The following table shows the fees billed or expected to be billed to Public Storage by EY for audit and other services provided for fiscal 2017 and 2016:

	2017	2016

Audit Fees	$1,137,000	$1,109,000

Audit-Related Fees	45,000	44,000

Tax Fees	70,000	137,000

All Other Fees	0	0

Total	$1,252,000	$1,290,000

Public Storage • 2018 Proxy Statement • 57

Audit Fees. Audit fees represent fees for professional services provided in connection with the audits of Public Storage’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in Public Storage’s quarterly reports on Form 10-Q and services in connection with the company’s registration statements and securities offerings.

Audit-Related Fees. Audit-related fees represent professional services for auditing the Public Storage 401(k) plan financial statements.

Tax Fees. In 2017 and 2016, tax fees included $52,000 and $123,000, respectively, for preparation of federal and state income tax returns for Public Storage and its consolidated entities and $18,000 and $14,000, respectively, for various tax consulting matters.

Audit Committee Pre-Approval Policies. The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by EY, our independent registered public accounting firm. The policy requires that all services provided by EY to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee.

In 2017 and 2016, our Audit Committee pre-approved all services performed for us by EY.

AUDIT COMMITTEE REPORT

The Audit Committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm and assisting the Board in providing oversight to the company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

In connection with its oversight responsibilities related to the company’s consolidated financial statements included in the company’s Annual Report on Form 10-K, the Audit Committee met with management and EY, the company’s independent registered public accounting firm, and reviewed and discussed with them the audited consolidated financial statements. The Audit Committee discussed with EY matters required to be discussed by the Public company Accounting Oversight Board (the PCAOB) Auditing Standard No. 16, Communications with Audit Committees, as modified or supplemented. The discussion included, but was not limited to, the overall scope and plans for the annual audit, the results of their audit, their evaluation of the company’s internal controls and the overall quality of the company’s financial reporting.

In addition to providing the required written disclosures and communications, EY also provided to the Audit Committee the letter confirming EY’s independence of the company as required by the applicable rules of the PCAOB, and the Audit Committee discussed with EY EY’s independence. In addition, the Audit Committee has considered whether EY’s provision of non-audit services to the company and its affiliates is compatible with EY’s independence.

The Audit Committee met with representatives of management, the internal auditors, legal counsel and EY on a regular basis throughout the year to discuss the progress of management’s testing and

Public Storage • 2018 Proxy Statement • 58

evaluation of the company’s system of internal control over financial reporting in response to the applicable requirements of the Sarbanes-Oxley Act of 2002 and related SEC regulations. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the company’s internal controls over financial reporting. In addition, the Audit Committee received from EY its assessment of and opinion on the company’s internal control over financial reporting as of December 31, 2017. The Audit Committee reviewed and discussed the results of management’s assessment and EY’s audit.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees, and the Board has approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC. The Audit Committee also approved the appointment of EY as the company’s independent registered public accountants for the fiscal year ending December 31, 2018 and recommended that the Board submit this appointment to the company’s shareholders for ratification at the 2018 Annual Meeting.

THE AUDIT COMMITTEE

Avedick B. Poladian (Chairman) Leslie S. Heisz Gary E. Pruitt Daniel C. Staton

The Board recommends a vote FOR ratification of EY.

Public Storage • 2018 Proxy Statement • 59

GENERAL INFORMATION ABOUT THE MEETING

Purpose of Proxy Solicitation

We are providing these materials on behalf of the Board to ask for your vote and to solicit your proxies for use at our 2018 Annual Meeting, or any adjournments or postponements thereof.

We have made these materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail, because you were a shareholder as of March 1, 2018, the record date (the record date) fixed by the Board, and are therefore entitled to receive Notice of the Annual Meeting and to vote on matters presented at the meeting.

Important Notice Regarding Delivery of Security Holder Documents

We are pleased to take advantage of the SEC rules that allow us to furnish proxy materials to you on the Internet. These rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Our Annual Report to Shareholders (the Annual Report) includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC on March 1, 2018, excluding exhibits. On or about March 16, 2018, we mailed you a Notice containing instructions on how to access this proxy statement and our Annual Report and vote over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how you may submit your proxy over the Internet. If you received the Notice by mail and would like a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

Availability of Proxy Statement and Annual Report

All shareholders receiving this proxy statement should have also received a paper copy or access to an electronic copy of the 2017 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2017. Shareholders may request a free copy of our 2017 Annual Report on Form 10-K, including financial statements and schedules, by sending a written request to: Public Storage, 701 Western Avenue, Glendale, California 91201-2349, Attention: Investor Services. Alternatively, shareholders can access the 2017 Annual Report on Form 10-K and other financial information on Public Storage’s “Investor Relations” section of its website at publicstorage.com. Public Storage will also furnish any exhibit to the 2017 Annual Report on Form 10-K upon written request and payment of a copying charge of 20 cents per page.

Date, Time and Place of the Annual Meeting

The Annual Meeting will be held on Wednesday, April 25, 2018 at 2:30 p.m., Pacific Daylight Time, at the Hilton Los Angeles North/Glendale, 100 West Glenoaks Boulevard, Glendale, California 91201.

Who Can Vote

If you are a holder of Common Stock at the close of business on the record date, you may vote the shares of Common Stock that you hold on that date at the Annual Meeting. For all matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote.

Public Storage • 2018 Proxy Statement • 60

Quorum for the Annual Meeting

If a majority of the shares of Common Stock outstanding on the record date is present in person or represented by proxy at the Annual Meeting, we will have a quorum, permitting business to be conducted at the Annual Meeting. As of the record date of March 1, 2018, we had 174,084,570 shares of Common Stock outstanding and entitled to vote.

We will count abstentions and shares held by brokers or nominees who have not received instructions from the beneficial owner (broker non-votes) as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

How Votes are Counted

For the election of trustees, trustee nominees receiving an affirmative majority of votes cast (i.e., the number of shares cast “for” a trustee nominee must exceed the number of votes cast “against” that nominee) will be elected. Similarly, approval of Proposals 2 and 4 require an affirmative majority of the votes cast (i.e., the number of shares cast “for” the proposal must exceed the number of votes cast “against” that proposal). We will not count shares that abstain from voting.

The affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote on the matter is required to amend our Declaration of Trust to allow the holders of not less than a majority of our shares entitled to vote on the matter to amend our bylaws. Thus for purposes of the vote on Proposal 3, abstentions and broker non-votes will have the effect of a vote “against” the amendment of our Declaration of Trust.

Although the advisory vote to approve executive compensation in Proposal 2 is non-binding, the Compensation Committee will consider and take into account the vote results in making future determinations to approve executive compensation and advisory vote frequency.

Trustee Nominees Who Do Not Receive a Majority of the Votes Cast

If a nominee who is currently serving as a trustee is not re-elected, Maryland law provides that the trustee would continue to serve on the Board as a “holdover” trustee.

Under our Corporate Governance Guidelines, each trustee nominee who does not receive the required majority vote for election must submit a resignation. The Governance Committee would then make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board would act on the Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date the election results were certified. If the Board accepts a trustee’s resignation, it may fill the resulting vacancy or decrease the size of the Board as provided in our bylaws.

How Proxies Will Be Voted

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

●	Your broker or nominee will not have the authority to exercise discretion to vote such shares with respect to Proposals 1, 2 and 3 because the NYSE rules treat these matters as non-routine.

Public Storage • 2018 Proxy Statement • 61

●	Your broker or nominee will have the authority to exercise discretion to vote such shares with respect to Proposal 4 because that matter is treated as routine under the NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on the outcome of the vote on Proposals 1, 2 and 4. Broker non-votes will have the effect of a vote “against” Proposal 3.

If you are a registered shareholder and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the proxy will be voted FOR (i) each of Proposals 1, 2, 3 and 4 and (ii) in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

How to Cast a Vote

You may vote by any one of the following means:

•	BY INTERNET: Shareholders who received a Notice about the Internet availability of our proxy materials may submit proxies over the Internet by following the instructions on the Notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•	BY TELEPHONE: If provided on your proxy card or voting instruction card and if you live in the United States or Canada, you may submit proxies by telephone by calling the telephone number indicated on the card and following the instructions. When voting, you will need to have available the control number that appears on the card.

•	BY MAIL: Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•	IN PERSON, AT THE ANNUAL MEETING: Shareholders who hold shares in their name as the shareholder of record may vote in person at the Annual Meeting. Shareholders who are beneficial owners but not shareholders of record may vote in person at the Annual Meeting only with a legal proxy obtained from their broker, trustee or nominee, as applicable.

Properly completed and submitted proxy cards and voting instruction cards, and proxies properly completed and submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein.

Public Storage • 2018 Proxy Statement • 62

How to Vote as a Participant in the Company’s 401(K) Plan

If you hold your shares as a participant in the 401(k) Plan, your proxy will serve as a voting instruction for the trustee of the 401(k) Plan with respect to the amount of shares of Common Stock credited to your account as of the record date. If you provide voting instructions via your proxy card or voting instruction card with respect to your shares of Common Stock held in the 401(k) Plan, the trustee will vote those shares of Common Stock in the manner specified. The trustee will vote any shares of Common Stock for which it does not receive instructions in the same proportion as the shares of Common Stock for which voting instructions have been received by the trustee, unless the trustee is required by law to exercise its discretion in voting such shares.

To allow sufficient time for the trustee to vote your shares of Common Stock, the trustee must receive your voting instructions by 7:00 a.m., Pacific Daylight Time, on April  23, 2018.

Changing Your Vote

You can change your vote at any time before your proxy is voted at the Annual Meeting. To revoke your proxy, you must:

●	file an instrument of revocation with our Corporate Secretary at our principal executive offices, 701 Western Avenue, Glendale, California 91201-2349;

●	mail a new proxy card dated after the date of the proxy you wish to revoke to our Corporate Secretary at our principal executive offices;

●	submit a later dated proxy over the Internet in accordance with the instructions set forth on the Internet voting website; or

●	if you are a shareholder of record, or you obtain a legal proxy from your broker, trustee or nominee, as applicable, attend the Annual Meeting and vote in person.

If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card, voting instruction card or, if submitted over the Internet, as indicated on the submission.

Cost of this Proxy Solicitation

We bear all proxy solicitation costs. In addition to solicitations by mail, our Board, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, electronic transmission and personal interviews.

We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of Common Stock. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials. We have retained Alliance Advisors LLC as our proxy distribution agent, for which they will receive an estimated fee of $1,100 together with normal and customary expenses.

Public Storage • 2018 Proxy Statement • 63

Contacting our Transfer Agent

Please contact Public Storage’s transfer agent, at the phone number or address listed below, with any questions concerning share certificates, dividend checks, transfer of ownership or other matters pertaining to your share account:

Computershare Trust Company, N.A.

P.O. Box 30170

College Station, TX 77842-3170

Phone: (781) 575-3120

Consideration of Candidates for Trustee

Shareholder Recommendations. The policy of the Governance Committee is to consider properly submitted shareholder recommendations of candidates for membership on the Board. Under this policy, only shareholders who would be entitled to submit shareholder proposals under the SEC rules may submit shareholder recommendations. In evaluating recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria described above. Any shareholder recommendations proposed for consideration by the Governance Committee should include the candidate’s name and qualifications for Board membership, including the information required under Regulation 14A under the Exchange Act, and should be addressed to: Public Storage, 701 Western Avenue, Glendale, California 91201-2349, Attention: Corporate Secretary.

Deadline to Propose or Nominate Individuals to Serve as Trustees. A shareholder may send a proposed trustee candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the Governance Committee meeting prior to the annual meeting. To nominate an individual for election at the 2019 Annual Meeting, the shareholder must give timely notice to the Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by the Corporate Secretary between the close of business on November 16, 2018 and the close of business on December 16, 2018, unless the date of the 2019 proxy statement for the 2019 Annual Meeting (the 2019 Proxy Statement) is moved by more than 30 days before or after the anniversary of the date of this proxy statement, in which case the nomination must be received no earlier than the 120th day and no later than the 90th day prior to the mailing of the notice for such meeting or the tenth day following the date we announce publicly the date for our 2019 Proxy Statement.

Proxy Access Nominees. The Company’s bylaws also establish a proxy access provision for shareholders, which will first apply to proxy materials applicable to the 2019 Annual Meeting. The proxy access provision provides that a shareholder, or a group of up to 20 shareholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years, may include in our proxy materials trustee nominees constituting up to the greater of two trustees or 20% of the number of trustees on the Board, provided that the shareholder and the nominees satisfy the eligibility requirements in our bylaws. If you wish to nominate any person for election to our Board at the 2019 Annual Meeting under the proxy access provision of our bylaws, your nomination notice must be submitted to the Corporate Secretary between the close of business on October 17, 2018 and the close of business on November 16, 2018, unless the date of the 2019 proxy statement for the 2019 Annual Meeting (the 2019 Proxy Statement) is

Public Storage • 2018 Proxy Statement • 64

moved by more than 30 days before or after the anniversary of the date of this proxy statement, in which case the nomination must be received no earlier than the 150th day and no later than the 120th day prior to the mailing of the notice for such meeting or the tenth day following the date we announce publicly the date for our 2019 Proxy Statement.

Deadlines for Receipt of Shareholder Proposals

Any proposal that a holder of our shares wishes to submit for inclusion in our 2019 Proxy Statement pursuant to SEC Rule 14a-8, including any notice by a shareholder of his, her or its intention to cumulate votes in the election of trustees at the 2019 Annual Meeting, must be received by Public Storage no later than November 16, 2018. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Under Rule 14a-8, we are not required to include shareholder proposals in our proxy materials unless certain conditions specified in the rule are met.

In addition, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2019 Annual Meeting, but does not seek to include in the 2019 Proxy Statement pursuant to Rule 14a-8, must be delivered to Public Storage no earlier than November 16, 2018 and no later than December 16, 2018 if the proposing holder of our shares wishes for Public Storage to describe the nature of the proposal in its 2019 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. As with shareholder nominations of trustee candidates discussed above, if the date of the 2019 Proxy Statement is moved by more than 30 days before or after the anniversary of the date of this proxy statement, the shareholder proposal must be received no earlier than the 120th day and no later than the 90th day prior to the mailing of the notice for the meeting or the tenth day following the date we announce publicly the date for the 2019 Proxy Statement.

Any shareholder proposals or notices submitted to Public Storage in connection with the 2019 Annual Meeting should be addressed to: Public Storage, 701 Western Avenue, Glendale, California 91201-2349, Attention: Corporate Secretary.

Your Vote is Important

We urge you to vote the accompanying proxy/instruction card and sign, date and return it in the enclosed pre-addressed postage-prepaid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

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Appendix A – Non-GAAP Measures

Appendix A Description of non-GAAP measures and reconciliation to GAAP measures

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Core FFO per Share and Free Cash Flow per Share

We present “Core FFO per share,” a non-GAAP measure that represents diluted earnings per share excluding the impact of (i) depreciation expense, (ii) gains on the sale of real estate facilities, (iii) foreign currency exchange gains and losses, (iv) EITF D-42 charges related to the redemption of preferred securities, (v) general and administrative expenses associated with the acquisition of self-storage facilities and (vi) certain other non-cash and/or nonrecurring income or expense items. We review Core FFO per share to evaluate our ongoing operating performance, and we believe investors and REIT analysts use it in a similar manner. However, Core FFO per share is not a substitute for net income per share. Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology or may not present such a measure, Core FFO per share may not be comparable among REITs.

We also present “Free Cash Flow per share,” another non-GAAP measure that represents Core FFO per share, deducting the impact of capital expenditures required to maintain our facilities, and eliminating the effect of certain non-cash expenses such as stock-based compensation. We believe Free Cash Flow per share is useful as a measure of our intrinsic business value and long-term management performance. However, it is not a substitute for net income per share.

The table below reconciles from diluted earnings per share to each of Core FFO per share and Free Cash Flow per share.

	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
Diluted earnings per share	$1.17	$4.18	$3.47	$2.35	$3.29	$3.90	$4.89	$5.25	$6.07	$6.81	$6.73
Add back depreciation expense	3.93	2.90	2.40	2.45	2.48	2.50	2.66	2.96	2.89	2.90	3.00
Deduct gains on disposition of real estate investments	(0.04)	(2.00)	(0.24)	(0.06)	(0.07)	(0.09)	(0.02)	(0.23)	(0.17)	(0.01)	(0.03)
Eliminate foreign currency, EITF D-42, and other noncore items	(0.33)	0.08	(0.60)	0.48	0.23	0.37	(0.09)	0.11	0.11	0.09	0.53

Core FFO per share	$4.73	$5.16	$5.03	$5.22	$5.93	$6.68	$7.44	$8.09	$8.90	$9.79	$10.23
Deduct capital expenditures and eliminate non-cash stock-based compensation and other expense	(0.46)	(0.57)	(0.30)	(0.43)	(0.31)	(0.32)	(0.31)	(0.43)	(0.34)	(0.40)	(0.63)

Free Cash Flow per share	$4.27	$4.59	$4.73	$4.79	$5.62	$6.36	$7.13	$7.66	$8.56	$9.39	$9.60

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Return on Assets and Return on Equity

We present “Return on Assets” and “Return on Equity”, which are non-GAAP measures. Return on Assets represents the ratio of (i) Net Operating Income (NOI, described below) to (ii) the average undepreciated cost of our real estate facilities. Return on Equity represents the ratio of (i) NOI, less preferred share dividends and interest expense, to (ii) the average undepreciated cost of our real estate facilities less total average debt and total preferred equity. We believe that these measures are useful in evaluating our earnings relative to the associated accumulated investment, on a levered and unlevered basis, over time.

NOI is a non-GAAP financial measure that represents operating income on our income statement, excluding depreciation and amortization expense and general and administrative (G&A) expense. Depreciation and amortization expense is excluded because it is based upon historical real estate costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. G&A is excluded because such expenses are not attributable to the operations of our real estate. We utilize NOI in determining our current property values, evaluating property performance, and in evaluating operating trends.

We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

The following table reconciles operating income on our income statement to NOI, and sets forth the calculations of Return on Assets and Return on Equity (amounts in thousands):

	2012	2013	2014	2015	2016	2017

Operating income on our income statement	$860,763	$951,102	$1,055,399	$1,232,009	$1,374,496	$1,423,142
Add back depreciation and G&A expenses	414,618	454,081	508,573	514,185	516,970	537,408

NOI	1,275,381	1,405,183	1,563,972	1,746,194	1,891,466	1,960,550
Less preferred dividends and interest expense	(225,054)	(210,756)	(239,417)	(245,707)	(242,424)	(249,225)

NOI less financing costs	$1,050,327	$1,194,427	$1,324,555	$1,500,487	$1,649,042	$1,711,325

Amounts at end of period
Land	$2,863,464	$3,321,236	$3,476,883	$3,564,810	$3,781,479	$3,947,123
Buildings	8,170,355	8,965,020	9,386,352	9,640,451	10,181,750	10,718,866

Undepreciated real estate cost	11,033,819	12,286,256	12,863,235	13,205,261	13,963,229	14,665,989
Debt	(468,828)	(839,053)	(64,364)	(319,016)	(390,749)	(1,431,322)
Preferred equity	(2,837,500)	(3,562,500)	(4,325,000)	(4,055,000)	(4,367,500)	(4,025,000)

Equity in real estate	$7,727,491	$7,884,703	$8,473,871	$8,831,245	$9,204,980	$9,209,667

Calculation of Average Undepreciated Real Estate Cost:
Amount at beginning of year		$11,033,819	$12,286,256	$12,863,235	$13,205,261	$13,963,229
Amount at end of year		12,286,256	12,863,235	13,205,261	13,963,229	14,665,989
Average		$11,660,038	$12,574,746	$13,034,248	$13,584,245	$14,314,609

Calculation of Average Equity in Real Estate Cost
Amount at beginning of year		$7,727,491	$7,884,703	$8,473,871	$8,831,245	$9,204,980
Amount at end of year		7,884,703	8,473,871	8,831,245	9,204,980	9,209,667
Average		$7,806,097	$8,179,287	$8,652,558	$9,018,113	$9,207,324

Return on Assets (NOI divided by the average undepreciated real estate cost)		12.1%	12.4%	13.4%	13.9%	13.7%

Return on Equity (NOI less financing costs divided by average equity in real estate		15.3%	16.2%	17.3%	18.3%	18.6%

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EBITDA

Earnings before interest, taxes, depreciation and amortization or “EBITDA” is a non-GAAP measure that represents net income prior to the impact of depreciation and interest expense. We believe that analysts and investors frequently use EBITDA as a measure of valuation and to assess our performance over time.

The following table reconciles from net income to EBITDA (amounts in thousands):

	2013	2014	2015	2016	2017

Net income	$ 1,057,531	$1,149,955	$1,317,689	$1,460,439	$1,448,465
Depreciation expense	387,402	437,114	426,008	433,314	454,526
Depreciation from unconsolidated investments, less depreciation allocated to noncontrolling interests and restricted share unitholders	71,482	75,775	75,466	70,858	68,364
Interest expense	6,444	6,781	610	4,210	12,690

EBITDA	$ 1,522,859	$1,669,625	$1,819,773	$1,968,821	$1,984,045

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Appendix B – Proposed Amendment

to Declaration of Trust

Appendix B Description of Proposed Amendment to Declaration of Trust

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If the shareholders approve Proposal 3, Article X, Section 10.4 of Public Storage’s Declaration of Trust would be amended as set forth below.

Proposed additions are indicated by underline and proposed deletions are indicated by strike-through.

Section 10.4 Bylaws. ~~The~~ Any provision of the Bylaws of the Trust may be altered, amended or repealed or new bylaws may be adopted by the Board of Trustees or by the affirmative vote of the holders of not less than a majority of the shares entitled to vote on the matter ~~shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws of the Trust and to make new Bylaws~~.

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. MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 Instead of mailing your proxy, you may choose one of the voting ADD 2 methods outlined below to vote your proxy. ADD 3 ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. MMMMMMMMM ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 11:59 p.m., Pacific Daylight Time, on April 24, 2018. Vote by Internet • Go to www.envisionreports.com/psa • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy/Instruction Card 1234 5678 9012 345 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Trustees recommends a vote FOR all the listed nominees and FOR Proposals 2, 3 and 4. 1. Election of Trustees: For Against Abstain For Against Abstain For Against Abstain + 02—Tamara Hughes 01—Ronald L. Havner, Jr. 03—Uri P. Harkham Gustavson 04—Leslie S. Heisz 05—B. Wayne Hughes, Jr. 06—Avedick B. Poladian 07—Gary E. Pruitt 08—Ronald P. Spogli 09—Daniel C. Staton For Against Abstain For Against Abstain 2. Advisory vote to approve executive compensation. 3. To approve an amendment to the Company’s Declaration of Trust to allow shareholders to amend the Company’s bylaws. 4. Ratification of appointment of Ernst & Young LLP as the 5. Other matters: In their discretion, the Proxies and/or the Trustee are authorized to vote Company’s independent registered public accounting firm for upon such other business as may properly come before the meeting. the fiscal year ending December 31, 2018. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM 1PCF 3 6 7 1 1 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 02RRPA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q PROXY/INSTRUCTION CARD (COMMON SHARES) — PUBLIC STORAGE 701 Western Avenue Glendale, California 91201-2349 This Proxy/Instruction Card is Solicited on Behalf of the Board of Trustees The undersigned, a record holder of Common Shares of beneficial interest (“Common Shares”) of Public Storage and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Ronald L. Havner, Jr. and Lily Y. Hughes, or each of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the Common Shares held of record by the undersigned on March 1, 2018, at the Annual Meeting of Shareholders to be held on April 25, 2018 (the “Annual Meeting”) and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the Common Shares credited to the undersigned’s account in the 401(k) Plan on March 1, 2018, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting. THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL THE COMMON SHARES TO WHICH THIS PROXY/INSTRUCTION CARD RELATES IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON SHARES HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON SHARES FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE AND IN FAVOR OF PROPOSALS 2, 3 AND 4. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE COMMON SHARES CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON SHARES IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY LAW TO EXERCISE DISCRETION IN VOTING SUCH SHARES. 401(k) Plan Participants — The undersigned, if a participant in the 401(k) Plan, hereby directs Wells Fargo Bank, N.A. as Trustee for the 401(k) Plan to vote all Common Shares allocated to my account as of March 1, 2018. I understand that I am to mail this confidential voting instruction card to Computershare, N.A. acting as tabulation agent, or vote by PHONE OR INTERNET, as described on the reverse side of this card, and that my instructions must be received by Computershare, N. A. no later than 7:00 a.m., Pacific Daylight Time, on April 23, 2018. If my instructions are not received by that time and date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the 401(k) Plan document. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 16, 2018. CONTINUED AND TO BE SIGNED ON REVERSE SIDE. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY/INSTRUCTION CARD IN THE ENCLOSED ENVELOPE TO PROXY SERVICES C/O COMPUTERSHARE INVESTOR SERVICES, P.O. BOX 505008, LOUISVILLE, KY 40233-9814.